ASSET PURCHASE AGREEMENT

                          BY AND AMONG

                      UDT CONSULTING, INC.

                   EDGE TECHNOLOGY GROUP, INC.

                 UNIVERSAL DATA TECHNOLOGY, INC.

                               AND

                       BRIAN P. DEWHIRST,

                     MICHAEL J. TEACHWORTH,

                               and

                          MARTIN WALKER


                    Dated as of May 31, 2002

                        TABLE OF CONTENTS


ARTICLE 1.  DEFINITIONS                                         1
 Section 1.1   General Definitions                             1
 Section 1.2   Accounting Terms and Definitions               12

ARTICLE 2.  SALE OF ASSETS; PAYMENT OF CERTAIN LIABILITIES     12
 Section 2.1   Agreement to Purchase and Sell                 12
 Section 2.2   Excluded Assets                                15
 Section 2.3   Purchase Price                                 16
 Section 2.4   Payment of the Purchase Price                  18
 Section 2.5   Allocation of Purchase Price                   20
 Section 2.6   Excluded Liabilities                           20
 Section 2.7   Instruments of Transfer; Consents              20
 Section 2.8   Further Assurances and Prorations              21

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF THE SELLER       21
 Section 3.1   Organization; Qualification                    21
 Section 3.2   Authority Relative to this Agreement           21
 Section 3.3   Interest in Other Persons; Subsidiaries        22
 Section 3.4   Consents and Approvals                         22
 Section 3.5   Authority; Licenses                            22
 Section 3.6   No Violations                                  23
 Section 3.7   Compliance with Law                            23
 Section 3.8   Financial Statements, Etc.                     24
 Section 3.9   Absence of Undisclosed Liabilities             26
 Section 3.10  Title to and Condition of Assets and Property  27
 Section 3.11  Investigation or Litigation                    29
 Section 3.12  Absence of Certain Changes                     29
 Section 3.13  Employee Benefits                              32
 Section 3.14  Labor and Employee Matters                     33
 Section 3.15  Taxes                                          34
 Section 3.16  Proprietary Rights                             35
 Section 3.17  Accounts Payable and Accrued Liabilities       36
 Section 3.18  Real Property Leases                           37
 Section 3.19  Environmental Matters                          37
 Section 3.20  Insurance                                      37
 Section 3.21  Product and Service Warranties                 37
 Section 3.22  Contracts                                      38
 Section 3.23  Investments in Competitors                     38
 Section 3.24  Solvency                                       38
 Section 3.25  Absence of Certain Business Practices          39
 Section 3.26  No Brokers                                     39
 Section 3.27  Disclosure                                     39

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER    40
 Section 4.1   Organization                                   40
 Section 4.2   Authority Relative to this Agreement           40
 Section 4.3   Consents and Approvals                         41
 Section 4.4   No Violations                                  41
 Section 4.5   Investigation or Litigation                    41
 Section 4.6   Disclosure                                     42
 Section 4.7   No Brokers                                     42
 Section 4.8   Financial Statements, Etc.                     42
 Section 4.9   Solvency                                       43

ARTICLE 5.  ADDITIONAL AGREEMENTS                              43
 Section 5.1   Conduct of Business of the Seller              43
 Section 5.2   Forbearances by the Seller and the Shareholders43
 Section 5.3   No Solicitation                                44
 Section 5.4   Investigation of Business and Properties       45
 Section 5.5   Further Assurances                             45
 Section 5.6   Consents                                       46
 Section 5.7   Notice                                         46
 Section 5.8   Public Announcements                           47
 Section 5.9   Post-Closing Information                       47
 Section 5.10  Payment of Liabilities; Maintenance
               of Corporate Existence                         49
 Section 5.11  Disclosure Schedules                           49
 Section 5.12  Employees                                      50
 Section 5.13  Mail, Etc.                                     50
 Section 5.14  Cooperation                                    51

ARTICLE 6.  CONDITIONS PRECEDENT TO CLOSING                    51
 Section 6.1   General Conditions                             51
 Section 6.2   Conditions to Obligations of the Seller        51
 Section 6.3   Conditions to Obligations of the Purchaser     53

ARTICLE 7.  CLOSING AND TERMINATION                            56
 Section 7.1   Closing Date                                   56
 Section 7.2   Termination                                    57
 Section 7.3   Effect of Termination                          57
 Section 7.4   Extension; Waiver                              58

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ARTICLE 8.  SURVIVAL AND INDEMNIFICATION                       58
 Section 8.1   Survival                                       58
 Section 8.2   Indemnity by the Seller                        59
 Section 8.3   Indemnity by the Purchaser                     61
 Section 8.4   Defense of Claims                              61
 Section 8.5   Offset                                         63
 Section 8.6   No Third-Party Beneficiaries                   64
 Section 8.7   Additional Agreement                           64
 Section 8.8   Arbitration                                    65
 Section 8.9   Non-Disclosure of the Seller's
                 Proprietary Information                      67
 Section 8.10  Non-Competition                                68
 Section 8.11  Non-Solicitation of Employees and
                 Consultants; Non-Solicitation of Clients     69

ARTICLE 9.  GENERAL PROVISIONS AND OTHER AGREEMENTS            70
 Section 9.1   Notices                                        70
 Section 9.2   Fees and Expenses                              51
 Section 9.3   Interpretation                                 51
 Section 9.4   Parties in Interest                            51
 Section 9.5   Governing Law; Venue                           52
 Section 9.6   Incorporation by Reference                     52
 Section 9.7   Entire Agreement; Amendment; Waiver            52
 Section 9.8   Assignment; Binding Effect                     52
 Section 9.9   Severability                                   52
 Section 9.10  Counterparts                                   52
 Section 9.11  Other Terms; Cooperation                       52

LIST OF EXHIBITS

     Exhibit A Form of Bill of Sale

LIST OF SCHEDULES

Schedule 1.1(A)     -    Continuing Employees
Schedule 1.1(B)     -    Excluded Employees
Schedule 1.1(C)     -    Permitted Encumbrances
Schedule 2.1(a)     -    Equipment
Schedule 2.1(b)     -    Computer Equipment/Software
Schedule 2.1(c)     -    Scheduled Contracts
Schedule 2.1(d)     -    Intangible Assets
Schedule 2.1(e)     -    Non-Competition, Non-Solicitation And
                            Confidentiality Arrangements.
Schedule 2.1(i)     -    Permits
Schedule 2.1(l)     -    Seller's Prepaid Expenses and Other
                            Current Assets
Schedule 2.1(m)     -    Vehicles
Schedule 2.2        -    Excluded Assets
Schedule 2.2(a)     -    Included Accounts Receivable
Schedule 2.3        -    EBITDA Addbacks
Schedule 2.4(f)     -    Certain Remedies of Seller and the
                            Shareholders
Schedule 2.6        -    Scheduled Liabilities
Schedule 3.1        -    Business in States Other than Texas
Schedule 3.4        -    Consents and Approvals
Schedule 3.6        -    Exceptions to No Violations
Schedule 3.7(b)     -    Governmental Approvals and Other
                            Consents
Schedule 3.8(e)     -    Correcting and Adjusting Entries
Schedule 3.9        -    Undisclosed Liabilities
Schedule 3.10(a)    -    Exceptions to Title of Assets
Schedule 3.10(b)    -    Exceptions to Conditions of Assets
Schedule 3.10(c)    -    Environmental
Schedule 3.10(d)    -    Lease Rights of the Seller
Schedule 3.11       -    Litigation
Schedule 3.12       -    Absence of Certain Changes
Schedule 3.12(l)    -    Recipients of Confidential Information
Schedule 3.13       -    Employee Benefit Plans
Schedule 3.14       -    Labor and Employment Matters
Schedule 3.15       -    Taxes
Schedule 3.16       -    Proprietary Rights
Schedule 3.19       -    Compliance with Environmental Laws
Schedule 3.20       -    Insurance
Schedule 3.21       -    Product and Service Warranties
Schedule 3.22(b)    -    Exceptions to Enforceable Contracts

                    ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement") is made as of May 31, 2002, by and among UDT CONSULTING, INC., a Texas corporation (the "Purchaser"), EDGE TECHNOLOGY GROUP, INC., a Delaware corporation and parent of the Purchaser ("Edge"), and UNIVERSAL DATA TECHNOLOGY, INC., an Arkansas corporation (the "Seller"), and the shareholders of the Seller, Brian P. Dewhirst, Michael J. Teachworth and Martin Walker (collectively, the "Shareholders").

     In consideration of the mutual covenants and agreements contained herein, the parties covenant and agree as follows:

1.   DEFINITIONS

     1.1 General Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

     "Actual Knowledge" shall mean actual present knowledge without any requirement to make any investigation or inquiry.

     "Affiliate" shall mean any Person that, directly or indirectly, controls, or is controlled by, or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

     "Annual Financial Statements" shall have the meaning set forth in Section 3.8(a).

     "Applicable Law" shall mean all applicable provisions
(domestic or foreign) of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes and Orders of or with any Governmental Body and
(ii) Governmental Approvals.

     "Assets" shall have the meaning set forth in Section 2.1.

     "Assumed Prepaid Obligations" shall have the meaning set forth in Section 2.3(c)(iii).

     "Bank Accounts" shall have the meaning set forth in Section
2.2(b).

     "Bill of Sale" shall mean the Bill of Sale substantially in the form of Exhibit A attached hereto.

     "Business" shall mean all of the business operations acquired or to be acquired by the Purchaser pursuant to the Operative Documents, consisting of the Assets (but not including the Excluded Assets), involving generally the computer consulting business of the Seller, including all business operations currently being conducted by the Seller at any location.

     "Closing" and "Closing Date" shall have the meaning set forth in Section 7.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Computer Equipment/Software" shall have the meaning set forth in Section 2.1(b).

     "Consent" shall mean any consent, approval, authorization, action, waiver, permit, grant, franchise, concession, agreement, license, exemption or Order of, registration, certificate, declaration or filing with, or report or notice to, any Person (including foreign Persons), including any Governmental Body.

     "Continuing Employees" shall mean those employees of the Seller (other than the Excluded Employees) listed on Schedule 1.1(A) hereto who are reasonably expected by the Seller to desire to become the employees of the Purchaser following the Closing.
Schedule 1.1(A) also lists the current hourly rate for hourly employees and weekly salary rate for salaried employees and the date of commencement of employment of each Continuing Employee next to such person's name.

     "Customer Data" shall mean all of the Seller's customer lists, lists of potential customers, sales records (including pricing information and customer contractual status), other records, telephone and fax numbers, email addresses and other customer data (including credit data).

     "Damages" shall mean any and all damages, claims, obligations, demands, assessments, penalties, liabilities (joint or several), costs, losses, diminution in value, defenses, judgments, suits, proceedings, disbursements and expenses (including disbursements, expenses and reasonable fees of attorneys, accountants and other professional advisors and of expert witnesses, costs of investigation and preparation, and costs of settlement) of any kind whatsoever, whether fixed or contingent, suffered or incurred by a Person, without regard to the timing of any payment or performance. For clarification purposes, Damages shall include all reasonable attorney's fees incurred by Seller and the Shareholders in defending any claim or suit brought by the Purchaser and/or Edge against the Seller or the Shareholder for breaches of the representations, warranties and covenants of the Seller or the Shareholder in the event that the Seller and/or the Shareholder are the prevailing party in such claim or suit.

     "Disclosure Schedules" shall mean the disclosure schedules to this Agreement delivered by the Seller and the Shareholders to the Purchaser on the date hereof and as subsequently supplemented and amended (which supplements and amendments are approved by the Purchaser in its sole discretion).

     "Dispute" shall have the meaning set forth in Section
8.7(a).

     "EBITDA" shall mean, for any entity and for any period measured, the earnings before interest, taxes, depreciation, and amortization, as computed in accordance with GAAP, as reflected on the audited consolidated income statement of such entity over such period.

     "EBITDA Addbacks" shall mean, those amounts as listed in
Schedule 2.3, which shall not be considered a deduction from the earnings of the Business by the Purchaser over the Measurement
Period.

     "Employee Benefit Plan" or "Plan" shall mean (A) all employee benefit plans within the meaning of ERISA Section 3(3), including multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock or membership interest option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans and all other employee benefit plans, agreements and arrangements not described in (A) above.

     "Employment Letters" shall mean each of the separate
Employment Letters to be entered into between each of the Shareholders and the Purchaser.

     "Environmental Laws" shall mean all Applicable Laws and any judicial or administrative interpretations thereof relating to the protection of the environment, to human health and safety, or relating to the emission, discharge, generation, processing, storage, holding, abatement, existence, release, threatened release or transportation of any Hazardous Materials or waste, including (i) the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Endangered Species Act and the Occupational Safety and Health Act, (ii) all other requirements pertaining to the reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials or Solid Waste into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials or Solid Waste, and
(iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

     "Equipment" shall have the meaning set forth in Section
2.1(a).

     "Equity Raise" shall have the meaning set forth in Section
2.4(c.

     "ERISA" shall mean Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean an Affiliate of the Seller that was or may be considered a single employer with the Seller under ERISA Section 4001(b) or part of the same "controlled group" as the Seller for purposes of ERISA Section 302(d)(8)(C).

     "Estimated Monthly Payment" shall have the meaning set forth in Section 2.4(b).

     "Excluded Assets" shall have the meaning set forth in
Section 2.2.

     "Excluded Employees" shall mean those employees of the Seller (other than Continuing Employees) listed on Schedule
1.1(B) hereto who will not become employees of the Purchaser on the Closing Date.

     "Excluded Liabilities" shall have the meaning set forth in
Section 2.6.

     "Financial Statements" shall have the meaning set forth in
Section 3.8(a).

     "Financial Wherewithal" shall mean 1) positive working capital at the measurement date, computed in accordance with GAAP and expressed as a ratio of not less than 1.2:1, and 2) Edge's ability to achieve and maintain solvency, on a consolidated basis, for the foreseeable future based upon forecasts reflecting
(i) recent historical results, (ii) expected, but not assured, future results, and (iii) the good faith views and opinions of the management of Edge and the Purchaser, determined in the reasonable discretion of Edge as evidenced by an officer's certificate signed by the Chief Financial Officer.

     "Fund-raising Payments" shall have the meaning set forth in
Section 2.4(c).

     "GAAP" shall have the meaning set forth in Section 1.2.

     "Governmental Approval" shall mean any Consent of, from or with any Governmental Body.

     "Governmental Body" shall mean any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

     "Hazardous Materials" shall mean any waste, substance, material, smoke, gas or particulate matter that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (ii) requires investigation, removal, regulation or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous or dangerous or is regulated by any Governmental Body or Environmental Law.

     "Including" or "Includes" shall mean including without limitation or includes without limitation.

     "Indemnitee" shall have the meaning set forth in Section
8.4(a).

     "Indemnitor" shall have the meaning set forth in Section
8.4(a).

     "Initial Cash Payment" shall have the meaning set forth in
Section 2.4(a).

     "Insurance Policies" shall have the meaning set forth in
Section 3.20.

     "Intangible Assets" shall have the meaning set forth in
Section 2.1(d).

     "Interim Financial Statements" shall have the meaning set forth in Section 3.8(a).

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge" shall mean the terms "knowledge," "awareness" and "belief" and any similar term or words of like import shall mean the Seller's or a Shareholder's knowledge, awareness or belief, as the case may be, following due inquiry with respect to the subject matter of the representation and/or warranty being given by the Seller or a Shareholder in Article 3 hereof.

     "Leased Real Property" shall mean all interests leased pursuant to the Real Property Leases.

     "Liability" shall mean any commitments, debts, liabilities, obligations (including contract and capitalization lease obligations), indebtedness, accounts payable and accrued expenses of any nature whatsoever (whether any of the foregoing are known or unknown, secured or unsecured, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated and/or due or to become due), including any liability or obligation for Taxes.

     "Lien" shall mean all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, rights of first refusal, options, charges, liabilities, obligations, agreements, easements, rights-of-way, powers of attorney, limitations, reservations, restrictions and other encumbrances of any kind.

     "Material Adverse Effect" shall mean any effect (individually or in the aggregate) that is, or could be reasonably expected to be materially adverse to the business, general affairs, management, results of operations, condition (financial or otherwise), assets, liabilities, goodwill or general business prospects of the Business or the Seller (other than a change in national economic conditions generally) whether or not the result thereof would be covered by insurance that will or could reasonably be expected to result in Damages of $25,000 or greater.

     "Measured Monthly Payment" shall have the meaning set forth in Section 2.3(b).

     "Measurement Period" shall mean the period of time beginning on the Closing Date and ending on the first anniversary of the Closing Date.

     "Minimum Purchase Price" shall have the meaning set forth in
Section 2.3(b).

     "Monthly Payment" shall have the meaning set forth in
Section 2.4(b).

     "Multiemployer Plan" shall mean an employee benefit plan as defined in ERISA Section 3(37).

     "Net Proceeds" shall have the meaning set forth in Section
2.4(c).

     "Offset Notice" shall have the meaning set forth in Section
8.5.

     "Offset Objection Notice" shall have the meaning set forth in Section 8.5.

     "Operative Documents" shall mean this Agreement, and all other agreements, instruments, documents, exhibits, schedules and certificates executed and delivered by or on behalf of the Seller, the Shareholders or the Purchaser at or before the Closing pursuant to this Agreement.

     "Order" shall mean any order, writ, injunction, decree, judgment, award, decision or determination of, or agreement with, any Governmental Body.

     "OSHA" shall have the meaning set forth in Section 8.2(d).

     "Party" or "Parties" shall have the meaning set forth in
Section 5.10(a).

     "Permits" shall mean all permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character
(a) under any (i) Applicable Law, (ii) Order or (iii) contract with any Governmental Body or (b) granted by any Governmental Body.

     "Permitted Encumbrances" shall mean (i) Liens for Taxes and assessments not yet due and payable or which are being challenged in good faith and identified in the Schedule 1.1(C) of the Disclosure Schedule and with respect to which adequate reserves have been established in the Financial Statements (which reserve is transferred to the Purchaser as part of the Assets without consideration); (ii) informational filings made by equipment lessors under the Uniform Commercial Code; and (iii) landlord's liens created by statute and not by affirmative action of any landlord.

     "Person" shall mean an individual, partnership, joint venture, corporation, company, limited liability company, bank, trust, unincorporated organization, Governmental Body or other entity or group.

     "Post-Closing Period" shall have the meaning set forth in
Section 8.8(b).

     "Prepaid Services" shall have the meaning set forth in
Section 2.1(m).

     "Premises" shall mean all Business locations of the Seller consisting of the Leased Real Property at 5080 Spectrum Drive,
Suite 809W, Addison, Texas 75001.

     "Proceeding" shall mean any action, claim, suit, proceeding, litigation, arbitration, mediation, investigation, inquiry, grievance, review or notice.

     "Products" shall mean all products manufactured, produced, licensed, marketed or distributed by the Seller as a part of the Business.

     "Proprietary Rights" shall have the meaning set forth in
Section 3.16.

     "Purchase Price" shall have the meaning set forth in Section
2.3.

     "Purchaser Indemnitees" shall have the meaning set forth in
Section 8.2.

     "Purchaser's Working Capital" shall mean, for any time or period measured, the Purchaser's current assets minus its current liabilities, each computed in accordance with GAAP.

     "Real Property Leases" shall mean the real property leases, subleases, licenses and occupancy agreements pursuant to which the Seller is the lessee, sublessee, licensee or occupant, which relate to the Business or are being used in the Business.

     "Required Working Capital" shall mean a ratio of current assets to current liabilities, each computed in accordance with GAAP, of not less than 1.2:1.

     "Resolution" and "Resolved" shall have the meaning set forth in Section 8.5.

     "Scheduled Contracts" shall have the meaning set forth in
Section 2.1(c).

     "Scheduled Liabilities" shall have the meaning set forth in
Section 2.6.

     "SEC Documents" shall have the meaning set forth in Section
3.27(a).

     "Seller Indemnitees" shall have the meaning set forth in
Section 8.3.

     "Seller's Deliverables" shall have the meaning set forth in
Section 6.3.

     "Seller's Prepaid Expenses" shall have the meaning set forth in Section 2.1(l).

     "Seller's Proprietary Information" shall have the meaning set forth in Section 8.8(a).

     "Seller Survival Period" shall have the meaning set forth in
Section 8.1(a).

     "Shareholders" or "Shareholder" shall mean collectively or individually Brian P. Dewhirst, Michael J. Teachworth and Martin
Walker.

     "Solid Waste" shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant, or air pollution control facility, including air emissions discharged into the environment whether pursuant to a permit or exemption from a Governmental Body or pursuant to any Environmental Law, and other discarded material, including solid, liquid, semi-solid, or contained or fugitive gaseous material resulting from industrial, commercial, mining and agricultural operations, and from community activities.

     "Subsidiaries" shall mean with respect to any corporation shall mean any other corporation of which at least a majority of the securities having by their terms ordinary voting power to elect a majority of the Board of Directors of such other corporation is at the time directly or indirectly owned or controlled by such first corporation, or by such first corporation and one or more of its Subsidiaries.

     "Supplier Data" shall mean all of the Seller's supplier and vendor lists, records, telephone and fax numbers, email addresses and publications and marketing material relating to the purchase of goods or the provision of services to the Seller in connection with the Business.

     "Survival Period" shall have the meaning set forth in
Section 8.1(a) and Section 8.1(b).

     "Tax Obligations" shall mean any Taxes which are attributable or related to the Assets or the Business imposed for any taxable period or portion of a taxable period ended or ending on or before the Closing Date or any transfer or sales Taxes that may be applicable because of the Transactions.

     "Taxes" shall mean any federal, state, local or foreign income, franchise, sales, excise, real or personal property, ad valorem or other Taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including interest and penalties) imposed by any Applicable Law.

     "Third-Party Claim" shall have the meaning set forth in
Section 8.4(b)(i).

     "Threatened" shall mean any matter or thing will be deemed to have been Threatened when used herein with respect to any party if that party has received notice from the Person to whom the threat is attributable or such Person's agents, which notice makes specific reference to and clearly identifies the matter or thing being threatened or that party observes an action by the Person to whom the threat is attributable or such Person's agents that in the exercise of reasonable and prudent business judgment would cause such party to believe that the matter or thing is being threatened.

     "Transaction" or "Transactions" shall mean the acquisition of the Assets and the performance of the other covenants and the consummation of the transactions described in this Agreement.

     "Transaction Expenses" shall mean the expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the consummation of the Transactions, including all fees and expenses of counsel and representatives.

     "Vehicles" shall have the meaning set forth in Section
2.1(m).

     "Wire Transfer" shall mean a payment of money by same day wire transfer in immediately available funds to an account or account designated in writing by the recipient to the payor at least two (2) days prior to the date of payment; provided, however, that if recipient fails to make such designation prior to the payment due date, the term shall instead mean payment of money by overnight delivery of a certified or cashier's check of a federally insured financial institution.

     Other terms shall have the meanings ascribed to elsewhere herein.

     1.2 Accounting Terms and Definitions. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles published by the Financial Accounting Standards Board as in effect from time to time, applied on a consistent basis ("GAAP"), except that the financial statements do not include and will not include statements of cash flows or the notes required by GAAP to accompany the balance sheets and accompanying statements of operations and cash flows normally required under GAAP.

2.   SALE OF ASSETS; PAYMENT OF CERTAIN LIABILITIES

     2.1 Agreement to Purchase and Sell. Subject to the applicable terms and conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase, all of the assets that are owned by the Seller (other than the Excluded Assets), whether such assets are now owned or controlled by the Seller, including the following assets (such assets, specifically excluding the Excluded Assets, being collectively referred to as the "Assets"), free and clear of all Liens, other than the Permitted Encumbrances:

          (a) Equipment. All office furniture, space dividers and work cubicles, manufacturing, fabricating, demo and other equipment, machinery, apparatus, tools, appliances, Computers and Computer Components, samples, implements, spare parts, supplies and all other tangible personal property of every kind and description whether located on the Premises or elsewhere (collectively, the "Equipment"). The Equipment as of May 20, 2002 included all of the items listed in Schedule 2.1(a) hereto.

          (b) Computer Equipment/Software. All computer equipment, hardware and software owned by the Seller, including all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, servers, screens, peripherals (and other input/output devices), modems and other communication controllers, embedded devices and any and all parts and appurtenances thereto, together with all right, title and interest of the Seller in, to and under all intellectual property, including all source code, instruction set, object code, title to software, all data files, all licenses related to the Seller's use of such Computer Equipment/Software and all leases pursuant to which the Seller leases any Computer Equipment/Software (collectively, the "Computer Equipment/Software"). The Computer Equipment/Software as of May 20, 2002 included all of the items listed in Schedule 2.1(b) hereto.

          (c) Scheduled Contracts. All right, title and interest of the Seller in, to and under all contracts, arrangements, licenses, leases (including capital leases), purchase orders and agreements (whether written or oral) as of the Closing Date and described in Schedule 2.1(c) hereto (collectively, the "Scheduled Contracts") including deposits, prepaid services, and sums of money due from billings after the Closing Date. True, correct and complete copies of all written Scheduled Contracts, together with all amendments thereto, and accurate and specific descriptions of all material terms of all oral contracts (including all oral contracts with suppliers), have been, or will be, provided to the Seller prior to the Closing Date.

          (d) Intangible Assets. All right, title and interest of the Seller in, to and under the name "Universal Data Technology" or "UDT" and any derivative of such name, all trademarks, trade names, service marks, labels, logos, copyrights, designs, trade secrets, technology, know-how, patents, data, licenses, franchises, distributorships, covenants by others not to compete, rights to telephone, facsimile, cellular telephone, pager, ISDN, email addresses, Internet domain names, web sites, and computer passwords, rights, other intellectual property created by, licensed by and/or used by the Seller in the Business on or after December 31, 2001, privileges and any registrations or applications for registrations of the foregoing used in the conduct of the Business, and any right to recovery for infringement thereof (including past infringement) and any and all goodwill associated therewith or connected with the use thereof and symbolized thereby (together, the "Intangible Assets"). The Seller's Intangible Assets include the trademarks, trade names, service marks, licenses, franchises, distributorships, labels, logos, covenants not to compete and registrations and all rights to telephone, facsimile, cellular telephone, pager, ISDN, email addresses, Internet domain names, web sites and computer passwords listed on Schedule 2.1(d) hereto.

          (e)  Non-Competition, Non-Solicitation And
     Confidentiality Arrangements. All of the Seller's right, title and interest to the benefits it holds under any and all agreements which provide for employees, consultants, associates, customers, suppliers and vendors of the Seller and other individuals, entities and third parties (i) to refrain from engaging in activities which may directly or indirectly compete with the Business, (ii) to refrain from soliciting the employees, consultants, customers, suppliers or vendors from the Seller, or (iii) to keep and hold confidential proprietary, trade secret, or other confidential information of the Seller, all of which are listed on Schedule 2.1(e) hereto.

          (f)  Customer Data and Supplier Data. All of the
     Customer Data and Supplier Data.

          (g) Insurance Proceeds and Warranty Rights. All insurance proceeds and insurance claims of the Seller relating to all or any part of the Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that the Seller is entitled to enforce with respect to the Assets or the Business against the Seller's predecessors in title to the Assets.

          (h) Goodwill. The goodwill of the Business of the Seller associated with the Intangible Assets or which is connected with the use of and symbolized by any of the Intangible Assets.

          (i) Permits. All of the Seller's Permits relating to the Business or all or any part of the Assets. The Permits include the Permits listed on Schedule 2.1(i).

          (j) Books and Records. All of the Seller's books, records, papers, files and instruments of whatever nature and wherever located in the manner in which it is presently being conducted, including accounting and financial records, maintenance and production records, media, personnel and labor relations records, Computer Equipment/Software, environmental records and reports, sales and marketing literature, brochures or other sales aids, catalogs, price lists, mailing lists, sales and property Tax records and returns, graphic materials, specifications, surveys, building and machinery diagrams, warranties, but specifically excluding income Tax records and returns, corporate minute book and stock records of the Seller and personnel and labor relations records of Excluded Employees.

          (k) Other Intangibles. All right, title and interest of the Seller in, to and under all rights, privileges, claims, and causes of action.

          (l) Seller's Prepaid Expenses and Other Current Assets. All right, title and interest of the Seller in and to all prepaid rentals, lease payments, refunds, Taxes, clearing accounts, other prepaid expenses, bonds, deposits and financial assurance requirements (the "Seller's Prepaid Expenses), and other current assets relating to any of the Assets or the Business (the "Other Current Assets"). The Prepaid Expenses and Other Current Assets as of May 20, 2002 included all of the items listed in Schedule 2.1(l) hereto.

          (m) Vehicles. All automobiles, trucks, trailers, vans, forklifts, rolling stock and other certificated vehicles of the Seller (collectively, the "Vehicles") as of the Closing
     Date.

          (n)  Other Property. All other or additional
     privileges, rights, interests, properties and assets of the Seller of every kind and description and wherever located, including, without limitation, property that is used or intended for use in connection with, or that are required or necessary to the continued conduct of, the Business as presently being conducted.

     2.2  Excluded Assets.

          (a) Accounts Receivable. All accounts, consulting and outsourcing fees receivable of the Seller and other rights of the Seller to receive payment for goods and products sold, licensed or leased or for services rendered prior to May 22, 2002 with the exception of any Accounts Receivable specifically listed on Schedule 2.2(a), (the "Included Accounts Receivable").

          (b)  Cash and Bank Accounts. All bank accounts
     (including all cash on deposit in such accounts and uncleared deposits in such accounts) (the "Bank Accounts"), the cash of the Seller, all temporary cash investments and instruments representing same (including marketable securities and rights of repurchase agreements) and all other cash equivalents.

     Notwithstanding those assets listed in Section 2.1 hereto, the foregoing definition of Assets shall specifically exclude those assets identified in Schedule 2.2 hereto (the "Excluded
Assets").

     2.3 Purchase Price. Subject to the terms and conditions of this Agreement, and subject to any adjustments set forth in this Agreement, the aggregate consideration to be paid by the Purchaser to the Seller for the Assets shall be the cash payments to be calculated and paid in the following manner (in the aggregate these cash payments shall be referred to herein as the "Purchase Price"):

          (a) In calculating EBITDA of the Purchaser, both Edge and the Shareholders shall work in good faith to reconcile and agree upon any issues that might in an unintended manner affect the EBITDA of the Purchaser caused by the relationship of Edge or the Purchaser with other wholly owned subsidiaries of Edge (such as allocations of overhead, rent, customer contracts, revenue and other items), while attempting to maintain the Business operated by the Purchaser segregated to the greatest extent feasible from the remaining operations of Edge and its other wholly owned subsidiaries and other EBITDA Addbacks. In addition, for purposes of calculating EBITDA for the Measurement Period, the EBITDA Addbacks (listed in Schedule 2.3), shall not be considered a deduction from the earnings of the Business by the Purchaser (however, any merit bonuses, whether discretionary or by virtue of meeting financial criteria during the Measurement Period will be considered an accrued expense during the Measurement Period in so calculating EBITDA).

          (b) The total Purchase Price shall be the sum of (i) $1,127,750 (the "Minimum Purchase Price") and (ii) the product of the EBITDA of the Purchaser over the Measurement Period, multiplied by two (2); provided, however, that except for the application of Section 8.7 herein, the Purchase Price shall not be less than the Minimum Purchase Price.

          (c) At the Closing, the Purchaser shall receive credit for paying a portion of the Purchase Price (which shall be credited dollar for dollar against the Minimum Purchase Price) equal to the amount of the remaining unpaid balance of principal and interest due and owing on the Closing Date from the Seller to Edge under that certain Promissory Note executed by the Seller and the Shareholders in favor of Edge in the original principal amount of $150,000, dated
     April 19, 2002 (the "Edge Note"). Upon the application of such credit, Edge shall cancel the Edge Note and provide the Seller and the Shareholders with a release of the lien and any other obligations under the Edge Note.

          (d) The amount of Purchase Price shall be reduced by the following amounts (at the time such amounts become obligations of the Purchaser):

               (i) any amount of accrued vacation time of the Seller's employees who become the employees of the Purchaser (but not of any employees who do not join the Purchaser);

               (ii) any Scheduled Liabilities;

               (iii)any amount of the Seller's obligations arising under the Scheduled Contracts as a result of prepayment for the Seller's goods or services and accruing before May 20, 2002 (the "Assumed Prepaid Obligations");

               (iv) subject to the provisions of Section 8.7 below, any expenses incurred by the Purchaser and/or Edge which result from a breach of any representation, warrant, or covenant made by the Seller under the terms of this Agreement; and

               (v) subject to the provisions of Section 8.7 below, any amounts offset by the Purchaser in accordance with Section 8.5.

          (e) The Purchase Price shall be calculated as soon as practicable following the end of the Measurement Period and in any event shall be no later than thirty (30) days following the delivery to all Parties of all financial statements necessary to make such a determination.

          (f) The Purchase Price shall include one half of the monthly financing costs incurred by the Purchaser during the twelve month period following the Closing Dates under any "factoring" financing arrangements.

     2.4  Payment of the Purchase Price.

          (a)  On the Closing Date, Edge shall cause the
     Purchaser to make an initial payment to the Seller of $227,750 plus the amount determined in Section 2.3(c) (the
     "Initial Cash Payment") to be credited against payment of the Minimum Purchase Price.

          (b) Each month beginning with the first full month after the Closing Date, Edge shall cause the Purchaser to make a payment to the Seller, to the extent the Purchaser has sufficient cash to do so, of the sum of (i) the amount that the Purchaser's Working Capital exceeds Required Working Capital measured as of the last day of such month (the "Measured Monthly Payment") plus (ii) the fixed dollar amount, if any (the "Estimated Monthly Payment"), that Edge determines in its sole and absolute discretion to pay to the Seller in addition to the Measured Monthly Payment based on the performance of the Purchaser for the first three (3) full months following the Closing Date (the Measured Monthly Payments and the Estimated Monthly Payments, if any, shall be collectively referred to as the "Monthly Payments"). No payment will be due by the Purchaser until the fifth day after the financial statements necessary to determine the Monthly Payment have been delivered to Edge. Monthly Payments will be credited against payment of the Minimum Purchase Price, and no Monthly Payment shall be made which would result in total credits against the Purchase Price exceeding the remaining unpaid balance of the Minimum Purchase Price.

          (c) In the event that Edge receives proceeds from the issuance of its capital stock (or indebtedness convertible into its capital stock) during the Measurement Period (an "Equity Raise"), then Edge agrees to cause the Purchaser to advance to the Seller (the "Fund-raising Payments") the amount of twenty percent (20%) of the net proceeds of such Equity Raise until the total net proceeds of such Equity Raises exceeds one million dollars ($1,000,000), after which Edge shall cause the Purchaser to advance to the Seller ten percent (10%) of any net proceeds in excess of one million dollars ($1,000,000) during the Measurement Period. Fund-raising Payments will be credited against payment of the Minimum Purchase Price, and no Fund-raising Payment shall be made which would result in total credits against the Purchase Price exceeding the remaining unpaid balance of the Minimum Purchase Price. "Net proceeds" as used herein shall mean gross proceeds from such Equity Raise, less all purchase price discounts provided to the funding source and all transaction costs associated therewith, such as legal fees, accounting fees, brokerage fees and related matters associated with the negotiation, documentation and consummation of such transaction.

          (d) Within ten (10) days of the date that the Purchase Price has been reduced to a sum certain, and in any event no later than thirty (30) days following the Purchaser's delivery to Edge of all financial statements necessary to make such a determination, Edge will cause the Purchaser to advance to the Seller an amount representing the difference, if any between (i) the sum of the Initial Cash Payment, all Monthly Payments, and any Fund-raising Payments made to the Seller during the Measurement Period and (ii) the greater of either (A) the Purchase Price or (B) the Minimum Purchase Price.

          (e) Edge hereby guarantees the Purchaser's obligation to pay the Purchase Price to the Seller pursuant to the terms of this Agreement.

          (f) In the event Edge does not have the Financial Wherewithal to pay the Purchase Price to the Seller when due after the end of the Measurement Period, then Edge will have until seventy-five (75) days after the end of the Measurement Period to negotiate with the Seller and the Shareholders an alternative method by which Edge shall pay such amount due (which discussions may include an issuance of restricted shares of common stock of Edge, a deferred payment plan, or a combination of such items and other items as mutually determined by the Parties). If the Seller, at its sole discretion, fails to accept such alternative payment plan, then the Seller shall be entitled to pursue the remedies set forth on Schedule 2.4(f).

     2.5  Allocation of Purchase Price.

          (a) The Purchase Price (as adjusted) for the Assets shall be allocated on the Closing Date (or as soon as practical thereafter) among the Assets in accordance with an allocation schedule to be prepared by the Purchaser and consented to by the Seller, which consent shall not be unreasonably withheld. Such allocation schedule shall be prepared in accordance with Section 1060 of the Code.

          (b) In connection with a determination of the allocation schedule contemplated in Section 2.5(a) above, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties shall each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Forms 8594) in a manner consistent with such allocation schedule and shall not make any inconsistent written statement or take any inconsistent position on any Tax returns during the course of any IRS or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise.

          (c) Each party shall promptly notify the other party if it receives notice that the IRS proposes any allocation different from the allocation agreed upon in accordance with this Section 2.5.

     2.6 Excluded Liabilities. Neither the Purchaser nor Edge, nor any of the Affiliates of the Purchaser or Edge, shall assume or have any liability for any Liabilities (collectively, the "Excluded Liabilities") of the Seller or any of its Affiliates, or which in any manner relates to or arises out of the operation of the Business or the ownership of the Assets during any period prior to the Closing Date or which are owed by the Seller to any of the Seller's Affiliates other than those obligations and commitments set forth in Schedule 2.6, (the "Scheduled Liabilities").

     2.7  Instruments of Transfer; Consents. At the Closing, the
Seller shall deliver to the Purchaser (i) a Bill of Sale, substantially in the form of Exhibit A hereto and (ii) all necessary Consents to consummate the Transactions.

     2.8 Further Assurances and Prorations . At the Closing, and at all times thereafter as may be reasonably necessary, the Seller and the Shareholders shall execute and deliver to the Purchaser and/or Edge (i) such instruments of transfer as shall be reasonably necessary or appropriate to vest in the Purchaser good and indefeasible title to the Assets and to otherwise comply with the terms, purposes and intent of this Agreement, and (ii) such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by the Seller of the Scheduled Contracts. At the Closing, and at all times thereafter as may be reasonably necessary, the Purchaser and Edge shall execute and deliver to the Seller and the Shareholders such other instruments as shall be reasonably necessary or appropriate to evidence the transactions contemplated by this Agreement. Further, to the extent prorations of certain items (such as year 2002 personal property Taxes on the Assets, prepaid insurance premiums or similar items) are material, Edge and the Seller will equitably account for such items in connection with or promptly following the Closing.

3.   REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller and the Shareholders, jointly and severally, hereby represent and warrant to the Purchaser and to Edge that the following is true, correct and complete as of the date of this Agreement and will be true, correct and complete (without limitation) through and as of the Closing Date, regardless of what investigations, if any, the Purchaser or Edge shall have made prior hereto or prior to the Closing (but which representations and warranties shall be modified by any of the disclosures contained in the Disclosure Schedules):

     3.1 Organization; Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. The Seller has full corporate power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its business as now being conducted. Schedule 3.1 to the Disclosure Schedule sets forth a true, correct and complete list of each foreign jurisdiction in which the Seller is required to be qualified or licensed to operate the Business and which if any of such jurisdictions the Seller is not so qualified or licensed.

     3.2 Authority Relative to this Agreement. The Seller and the Shareholders each has full power and authority (corporate and otherwise) to execute, deliver and perform this Agreement (including execution, delivery and performance of the Operative Documents to which each of them is a party) and to consummate the Transactions. The Shareholders constitute all of the shareholders of the Seller, and no person, firm corporation or entity has a claim against the Seller (or a successor in interest to the Seller) based upon (a) ownership or rights to ownership of any shares of the Seller's Common Stock; (b) any rights as a securities holder of the Seller, including, without limitation, any option or other right to acquire any of the Seller's securities, any preemptive rights or any rights to notice or to vote; or (c) any rights under any agreement between the Seller and any current or former holder of the Seller's securities in such holder's capacity as such. The execution and delivery by the Seller and the Shareholders of this Agreement and the Operative Documents, and the consummation of the Transactions, have been duly and validly authorized by the Board of Directors of the Seller and the shareholders of the Seller in accordance with Applicable Law and no other corporate proceedings on the part of the Seller are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by the Seller and the Shareholders, and constitutes the legal, valid and binding obligation of the Seller and the Shareholders, enforceable against each of them in accordance with its terms. The Seller and the Shareholders will each take, and cause to be taken, all corporate action that is necessary for the Seller to complete the Transactions to be completed by the Seller or the Shareholders pursuant to this Agreement.

     3.3 Interest in Other Persons; Subsidiaries. The Seller does not own or control any equity, partnership, joint venture, profit sharing, participation or other interest or investment in any Person, nor does the Seller have any loans outstanding to any Person. Without limiting the generality of the foregoing, the Seller does not have any Subsidiaries.

     3.4  Consents and Approvals.  Except as set forth in
Schedule 3.4, the execution, delivery and performance by the Seller and the Shareholders of this Agreement and the Operative Documents and the consummation of the Transactions by each of them requires no Consent or Order by, from or with any Governmental Body or other Person.

     3.5 Authority; Licenses. The Seller possesses all of the Permits required by Applicable Law, as set forth on Schedule 2.1(i), and these Permits constitute all of the Permits necessary for the Seller to own, use, operate and lease the properties and assets of the Business and to carry on the Business as it is now being conducted.

     3.6 No Violations. Except as set forth in Schedule 3.6, neither the execution, delivery or performance of this Agreement or the Operative Documents by the Seller and the Shareholders, nor the consummation by the Seller and the Shareholders of the Transactions will (a) conflict with or result in any breach or violation of any provision of the Articles of Incorporation or Bylaws of the Seller, (b) result in a default, or give rise to any right of termination, cancellation or acceleration or loss of any material benefit under any of the provisions of any note, bond, mortgage, indenture, license, trust, agreement, lease or other instrument or obligation to which any of the Seller or the Shareholders is a party or by which the Seller or the Shareholders may be bound including any Scheduled Contract, (c) result in the creation or imposition of any Lien on any of the property of the Seller, including any Lien on any of the Assets,
(d) violate any Order, Applicable Law or Permit applicable to the Seller, the Shareholders, the Business or the Assets or (e) violate any territorial restriction on the business of the Seller or the Shareholders or any noncompetition or similar arrangement.

     3.7  Compliance with Law.

          (a) Neither the Seller, the Assets nor the Business is in violation in any material respect of any Applicable Law. Neither the Seller nor any Shareholder is aware of, nor prior to the date hereof, have any of them received actual notice of, any past, present or future conditions, events, practices or incidents which could be reasonably expect to interfere in any material manner with or prevent compliance or continued compliance in all material respects with Applicable Law after the Closing. To the Seller's or any Shareholder's Actual Knowledge, no such Applicable Law, with a future compliance date could reasonably be expected to have a Material Adverse Effect.

          (b) Schedule 3.7(b) sets forth all Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the Business or the ownership, use or operation of the Assets. Except as set forth in
     Schedule 3.7(b), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and the Seller is in compliance in all material respects with each of such Governmental Approvals and Consents held by it relating to the conduct or operation of the Business or the ownership, use or operation of the Assets.

          (c) The Seller has filed with the proper authorities all material statements and reports required by the Applicable Laws to which it or any of its employees (because of his or her activities on behalf of his or her employer) is subject relating to the conduct or operation of the Business or the ownership, use or operation of the Assets.

     3.8  Financial Statements, Etc.

          (a) The Seller has delivered to the Purchaser and to Edge (i) the audited financial statements of the Seller at and for the periods ended December 31, 2001 (the "Annual Financial Statements"), and (ii) the March 31, 2002 unaudited quarterly financial statements of the Seller's last audit date (the "Interim Financial Statements"), including in each case, a balance sheet and income statement (the Annual Financial Statements and Interim Financial Statements, collectively referred to as the "Financial Statements"). The Interim Financial Statements have been prepared consistent with the accounting methods historically used by the Seller and have been completed without formal assistance of or review by a certified public accountant. Consistent with historical practice, the Seller has adequately funded or accrued, as the case may be, all accrued expenses of the Business, if any, as of the date of the Interim Financial Statements. The Disclosure Schedule contains a true, correct and complete copy of the Financial Statements.

          (b) Except as set forth on Schedule 3.8, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and on that basis fairly present, in all material respects, the financial position of the Seller as of the dates indicated and the results of its operations and cash flows for the periods then ended (subject to normal, recurring accounting adjustments which do not and will not have any Material Adverse Effect on the Seller, the Business or the Assets). Subject to the foregoing, the Financial Statements are true, complete and correct in all material respects and have been prepared from the books and records of the Seller and have been prepared consistently with past practices of the Seller and the Business.

          (c) Except as set forth on Schedule 3.8, without limiting the generality of this Section 3.8, the Accounts and other receivables of the Business which are classified as current assets in the Financial Statements are bona fide receivables, were acquired in the ordinary course of business, are good and collectible (except for stated reserves), are stated in accordance with GAAP and are not subject to any offset, counterclaim, credit or backcharges; there are no Accounts of the Business owned by the Seller or any Affiliates of the Seller which are not disclosed in the Financial Statements; all inventories, if any, reflected in the Financial Statements will be valued at the lower of cost or market, with cost determined using the average cost method; adequate provision will have been timely made in the Financial Statements for doubtful accounts and other receivables; sales will be stated in the Financial Statements net of discounts, returns and allowances; all Taxes assessable against the Seller and due or paid will be timely and adequately reflected in the Financial Statements and all Taxes assessable against the Seller and not yet due and payable will be timely and fully accrued or otherwise provided for therein; and any items of income or expense that are unusual or of a nonrecurring nature will be separately disclosed in the Financial Statements.

          (d) The Business has no Liabilities (contingent or otherwise) other than:

               (i) those timely set forth or reserved against in the respective Financial Statements;

               (ii) contractual or other obligations of performance (other then obligations arising by reason of a default in performance) incurred in the ordinary course of business and not required to be reflected in the Financial Statements under GAAP consistently applied; and

               (iii)those incurred since the date of the date of the latest Interim Financial Statement in the ordinary course of business, consistent with past practices.

          (e) After reflecting all year-end correcting and adjusting entries for the fiscal years ended December 31, 2001 and all period-end correcting and adjusting entries made as of the latest Interim Financial Statements (which entries have been disclosed in Schedule 3.8(e)), (i) the Seller's books of account have been accurately kept in all material respects with respect to such time periods, (ii) the transactions entered therein represent bona fide transactions, and (iii) the revenues, expenses, assets and Liabilities of the Business have been properly recorded in such books in all material respects, consistent with historical practice, with respect to such time periods; provided, however, that notwithstanding the foregoing, in all cases all pre-closing expenses have been recorded prior to closing and all recorded revenues are bona fide.

     3.9 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.9 and, except as and to the extent reflected and accrued for in accordance with GAAP on the date of the latest Interim Financial Statement or incurred in the ordinary course of business consistent with past practice since the date of the latest Interim Financial Statement, either individually or in the aggregate, the Business has no Liability of any nature whatsoever (including any Tax Liabilities or deferred Tax Liabilities incurred in respect of or measured by income) or any other material Liabilities relating to or arising out of any act, omission, transaction, circumstance, sale of Products or services, state of facts or other condition that occurred or existed on or before the Closing, whether or not due or payable. The Business is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. None of the employees of the Seller employed in the Business is now or will by the passage of time hereinafter become entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Closing Date that is not reflected as an accrued liability on the latest Interim Financial Statement.

     3.10 Title to and Condition of Assets and Property.

          (a) Except for Assets being leased or being used under licenses disclosed in this Agreement or except as specifically set forth in Schedule 3.10(a), the Seller has good and indefeasible title to all Assets and such Assets are free and clear of all Liens, except for the Permitted Encumbrances. Except for the Excluded Assets, the Assets constitute all assets and properties, real, personal, tangible and intangible that are currently being utilized in the Business and that are necessary in the conduct of the Business as presently being conducted. Except for the Excluded Assets, all assets or properties used by the Seller in the operation of the Business and owned by any Person other than the Seller will be transferred, leased or licensed to the Purchaser following the Closing under valid, current assignments, leases or license arrangements. Except as set forth in Schedule 3.10(a), since the date of the latest Interim Financial Statement, the Seller has not sold, transferred, leased, distributed or otherwise disposed of any of the Assets, or agreed to do so, except for sales of inventory in the ordinary course of business consistent with past practices. Upon consummation of the Transactions, the Purchaser will own the Assets free and clear of all Liens, except for Permitted Encumbrances.

          (b)  To the Knowledge of the Seller and the
     Shareholders, except as set forth in Schedule 3.10(b), the tangible Assets of the Business (i) are in good operating condition and repair, subject to ordinary wear and tear,
     (ii) are fit in all material respects for the purposes for which they are being used and are capable of being used in the Business as presently being conducted without present need for any material repair or replacement, except in the ordinary course of the Business, (iii) except for such exceptions as will not materially affect the conduct of the Business, conform in all material respects with all Applicable Laws, (iv) have been fitted and equipped with all required guards, shields, cutoffs and other safety devices and such devices are in good operating condition and repair, subject to ordinary wear and tear, and (v) in the aggregate provide capacity that is consistent with prior capacity needs and can enable the Purchaser to engage in commercial operation of the Business on a continuous basis (subject to normal maintenance and repair outages in the ordinary course). No material item of maintenance, replacement or repair has been deferred or neglected. Except as set forth in Schedule 3.10(b), all of the Assets (subject to normal maintenance, replacement or repair outages in the ordinary course of Business) have been and are now producing merchantable Products or Services and are adequate and sufficient for all material operations conducted by the Business in substantially the same manner as currently conducted prior to Closing.

          (c) Except as set forth on Schedule 3.10(c), no Hazardous Material exists in any structure located on, or exists on or under the surface of, any real property owned, leased or otherwise used by the Seller, any predecessor or successor to the Seller or Affiliate of the Seller in the Business. Except as set forth in Schedule 3.10(c), the Seller has not been in violation of any Environmental Law and, except as set forth on Schedule 3.10(c), there have not been any environmental assessments or environmental audits of the Seller or any of its Assets. Except as set forth in
     Schedule 3.10(c), there is no Proceeding pending or Threatened against the Seller relating to compliance with any Environmental Law nor is there a basis for the assertion against the Seller of any such Proceeding. Except as set forth in Schedule 3.10(c), neither the Seller nor any Shareholder has received notice of, nor does any of them know of, any past, present or future events, conditions, facts, circumstances, activities, practices, incidents, actions or plans which relate to the ownership, use, operation, lease or occupancy of any Asset or the operation of the Business, that may interfere with, or prevent compliance with, or continued compliance or that might constitute a violation of, any Environmental Law.

          (d) All tangible personal property held by the Seller in the Business under lease is held under a valid and binding lease agreement that is in full force and effect. The Seller is not in default, and no notice of alleged default has been received by the Seller, under any such lease. Except as set forth in Schedule 3.10(d), none of the rights of the Seller under any such lease will be impaired by the consummation of the Transactions contemplated by this Agreement.

          (e) Since the date of the latest Interim Financial Statement, no property of the Seller used in the Business has been damaged by any casualty or act of God which, singularly or in the aggregate, would have a Material Adverse Effect, or been subject to any condemnation proceedings.

     3.11 Investigation or Litigation.  Except as set forth on
Schedule 3.11, there is no Proceeding pending or Threatened against, relating to or affecting the Seller, any Shareholder, the Assets or the Business. None of the Seller, any Shareholder, the Business or the Assets is subject to any currently existing Proceeding by any Governmental Body or other Person. To the Seller's and the Shareholders' knowledge, there is no basis for the assertion of any Proceeding by any Governmental Body or any Person regarding any violation of any Environmental Law or any other Applicable Law that would have a Material Adverse Effect on the operations of the Business.

     3.12 Absence of Certain Changes. Since the date of the latest Interim Financial Statement, except as set forth on
Schedule 3.12, the Seller has owned and operated the Assets and the Business in the ordinary course of business and consistent with past practice and there has not been any material adverse change in the Business, the Assets or in the operation, condition (financial or otherwise), assets, properties, Liabilities or general business prospects of the Seller. Without limiting the generality of the foregoing, except as set forth on Schedule 3.12, the Seller has not since the date of the latest Interim Financial Statement (other than as contemplated by this Agreement):

          (a) suffered any Material Adverse Effect with respect to the Assets or the Business or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect;

          (b) suffered any loss, damage, destruction or other casualty of the Assets (whether or not covered by insurance) or suffered any loss of or change in relationship with officers, employees, dealers, distributors, independent contractors, sales representatives, customers or suppliers which had or could be expected to result in a Material Adverse Effect;

          (c) subjected any Asset or permitted any Asset to become subject to, or incurred, any Lien (whether voluntary or by operation of law) absolute, accrued, contingent or otherwise, whether due or to become due, except for Permitted Encumbrances and current Liabilities for trade and business obligations incurred in connection with the purchase of goods or services in the ordinary course of business of the Business consistent with past practice, none of which Liens or Liabilities, in any case or in the aggregate, could have a Material Adverse Effect;

          (d) sold, transferred, mortgaged, assigned, leased, licensed or otherwise disposed of any material Asset other than inventory sold in the ordinary course of business and consistent with past practice;

          (e) made any capital expenditures, capital additions or improvements in excess of an aggregate of $10,000 or made any legally binding commitments therefor insofar as the foregoing relates to the Assets or the Business;

          (f) entered into any material contract, agreement, instrument or understanding (whether written or oral), or made or agreed (whether in writing or orally) to any amendment, modification or termination to any material contract, agreement, instrument or understanding, including any Scheduled Contract, other than in the ordinary course of business of the Business and consistent with past practice;

          (g) received any notice of termination of any contract, lease or other agreement related to the Business or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or could have a Material Adverse Effect;

          (h) waived, released, compromised or canceled any Liabilities owed to or any rights or claims of the Seller insofar as the foregoing relates to the Business or the Assets;

          (i) made any grant or credit to any customer or distributor on terms more favorable than the terms on which credit has been extended to such customer or distributor in the past or changed the terms of any credit previously extended insofar as the foregoing relates to the Business or accepted any order from a customer that is more than sixty
     (60) days delinquent in paying its accounts receivable of the Seller;

          (j) failed to replenish inventories of the Business in a normal and customary manner consistent with prior practice and prudent business practices or made any purchase commitment materially in excess of the normal, ordinary and usual requirements of the Business or at any price materially in excess of then current market price or upon the terms and conditions materially more onerous than those usual and customary in the industry, or made any material change in its selling, pricing, advertising or personnel practices of the Business inconsistent with past practice and prudent business practices;

          (k) deferred payment on any liabilities outside the ordinary course of business of the Business or otherwise treated suppliers of the Business in such a way that could negatively affect the future relationship with such suppliers;

          (l) disclosed any confidential proprietary information of the Business to any person or entity other than to the Seller's bank lender and to the Seller's accountants and attorneys and other than pursuant to written confidentiality agreements. The recipients of confidential information are described in Schedule 3.12(l) and true and complete copies of all written confidentiality agreements have been attached to Schedule 3.12(l);

          (m) accepted or entered into any purchase order or quotation, arrangement or understanding (whether written or oral) for future sale of services or Products by or in the Business which the Seller knew, or should have known at the time of such acceptance or execution, would not be profitable in any material respect;

          (n) adopted or amended any bonus, profit sharing, pension, retirement or other compensation plan or made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, salesman, distributor, consultant or agent of the Seller providing services to the Business;

          (o) instituted, settled or agreed to settle any Proceeding before any court or Governmental Body other than in the ordinary course of business of the Business consistent with past practices, but not in any case involving amounts in excess of $5,000;

          (p) been or become actually aware of any fact which has or could have a Material Adverse Effect on the financial condition, results of operations, properties, liabilities or prospects of the Business after Closing;

          (q) written up the carrying value of any of the Assets;

          (r) entered into any material transaction related to the Business other than those contemplated by this Agreement or considered to be in the ordinary course of business of the Business;

          (s)  varied insurance coverage;

          (t) entered into any agreement or understanding to do or permit any of the foregoing, or taken any action or omitted to take any action that could reasonably be expected to result in the occurrence of any of the foregoing; or

          (u) experienced any material adverse change in the nature of, or the manner of conducting, the Business.

     3.13 Employee Benefits. Schedule 3.13 sets forth a list of every Employee Benefit Plan maintained by the Seller for employees in the Business.

          (a) Except as provided in Schedule 3.13, each Employee Benefit Plan which has been maintained by the Seller under
     Section 401(a) of the Code, has received a favorable determination letter from the IRS regarding its qualification under that section and has, in fact, been qualified under that section of the Code from the effective date of such Plan through and including the Closing (or, if earlier, the date that all of such Plan's assets were distributed). No event or omission has occurred which would cause any such Plan to lose its qualification under Section 401(a).

          (b) The Seller has complied with all Applicable Laws with respect to the Plans. With respect to any Plan, there has occurred no "prohibited transaction," as defined in
     Section 406 of ERISA (for which no exemption exists under Section 408 of ERISA), or Section 4975 of the Code (for which no exemption exists under Section 4975(c)(2) or (d) of the Code), or breach of any duty under ERISA or other Applicable Law (including any Tax law requirements, or conditions to favorable Tax treatment, applicable to such plan), which could result, directly or indirectly (including through any obligation of indemnification or contribution), in any Taxes, penalties or other Liability to the Seller or any ERISA Affiliate. No Proceeding (other than those relating to routine claims for benefits) is pending or Threatened or, to the best knowledge of the Seller and the Shareholders, contemplated with respect to any such Plan.

          (c) Neither the Seller nor any ERISA Affiliate maintains any employee benefit plans subject to the funding requirements of ERISA Section 302 or Code Section 412. Neither the Seller nor any ERISA Affiliate fund any Plan through an association described in Code Section 501(c)(9). All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or Applicable Law) with respect to all Plans maintained by the Seller as they relate to the Business, either have been made or have been accrued (and all such unpaid but accrued amounts with respect to the Business are reflected on the Interim Financial Statements); provided that any such payments and/or contributions out of the ordinary course of business since the date of the latest Interim Financial Statements are listed on Schedule 3.13. Neither the Seller nor any ERISA Affiliate has ever maintained a Multiemployer Plan. None of the Plans has ever provided health care or any other non-pension benefits to any employees after their employment was terminated (other than coverage mandated by Applicable Law, including coverage as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

     3.14 Labor and Employee Matters. No employees of the Seller are represented by a union or other labor organization. Neither the Seller nor any Shareholder is aware of any union organizing activities or Proceedings involving, or any pending petitions for recognition of, a labor union or association. There are no labor disputes currently subject to any Proceeding, there is no Proceeding pending or Threatened or, to the knowledge of the Seller or any Shareholder, contemplated with respect to any employee employed in the operation of the Business, and no basis exists for asserting any of the foregoing. There has been no labor strike, dispute, slowdown or stoppage pending or Threatened against or affecting the Seller. Except as set forth on Schedule 3.14, the Seller has no obligations, contingent or otherwise, under any employment or consulting agreement, or collective bargaining agreement or other contract with a labor union or other labor or employee group. The Seller is not engaged in any unfair labor practice and, except for such nonmaterial violations as will not have a Material Adverse Effect on the conduct of the Business after the Closing, has complied with all provisions of Applicable Law pertaining to the employment of employees employed in the operation of the Business, including all such Applicable Laws relating to labor relations, equal employment, employment practices, terms and conditions of employment, wages and hours, entitlement, prohibited discrimination or other similar employment practices or acts. No agreement which is binding on the Seller restricts it from relocating or closing any of its operations. Except as set forth in Schedule 3.14, to the Knowledge of the Seller and any Shareholder (with the Shareholders and the Seller having a duty to investigate any rumors of which they are aware), there has not been, and the Seller and the Shareholders do not expect that there will be, and have not received any notice that there may be, any adverse changes in relations with any employee of the Seller as a result of any announcement or consummation of the Transactions, except for such changes as may be made by the Purchaser after the Closing, and neither the Seller nor the Shareholders have any knowledge that any employee of the Seller will not accept employment with the Purchaser upon consummation of the Transactions.

     3.15 Taxes. Other than those disclosed in Schedule 13.15, all Taxes that are due and payable by the Seller have been timely paid (and through the Closing will be timely paid), and the Seller has timely filed (and, through the Closing Date, will timely file) all Tax reports and returns required by Applicable Law to be filed by it. All such Tax reports and returns are true, complete and correct in all respects with regard to the Seller for the periods covered thereby. The Seller is not delinquent in the payment of any Tax relating to the Assets and the Business. Other than those disclosed in Schedule 3.15, there is no Tax deficiency asserted against the Seller, and there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of the Seller or the Shareholders or other shareholders of the Seller relating to the Assets and the Business or any violation of any Tax law that could be asserted by any taxing authority. Other than those disclosed in Schedule 3.15, there are no Tax Liens upon any properties or assets of the Seller relating to the Business (except for statutory liens for current Taxes not yet due) nor has notice been given of any event which could lead to any such Lien. No IRS, state or local audit, investigation or Proceeding of the Seller or the Shareholders or other shareholders of the Seller is pending or Threatened, and the results of any completed audits are properly reflected in the Financial Statements. Other than those disclosed in Schedule 3.15, neither the Seller nor the Shareholders or any of the other shareholders of the Seller have granted any extension to any taxing authority of the limitation period during which any Tax liability may be asserted. The Seller has not committed any violation of any Tax laws. All monies required for the payment of Taxes by the Seller relating to the Assets and the Business not yet due and payable with respect to the operations of the Seller through and including the Closing Date, have been accrued and entered upon the books of the Company. All monies required to be withheld by the Seller from employees, independent contractors, or others or collected from customers for income Taxes, social security and unemployment insurance Taxes and sales, excise and use Taxes, and all accrued Taxes to be paid by the Seller to any Governmental Body, have either been paid to the applicable Governmental Body or been accrued and entered upon the books of the Company. Consummation of the Transactions will not result in any obligations for Tax on the Assets, except for sales tax payable as a result of conveyance of vehicles to the Purchaser.

     3.16 Proprietary Rights. Except as set forth on Schedule 3.16, the Seller owns, validly licenses or possesses adequate authority to use all technology, proprietary information, know-how, ideas (patented or unpatented), data, licenses, customer lists, processes, formulas, trade secrets, telephone numbers, fax numbers, computer software, computer programs, designs, inventions, trademarks and service marks, trademark and service marks registrations and applications therefor, registered and common law copyrights, and registered copyright applications, trade names (whether or not registered or registrable), service marks, service mark registrations and applications therefor, Internet domain names and web sites necessary to conduct the Business as the Business is presently being conducted (collectively, the "Proprietary Rights"). Schedule 3.16 sets forth a complete and correct list (including, where applicable, registration numbers and dates of filing, renewal and termination) of all Proprietary Rights. Except as reflected on Schedule 3.16, the Seller has exercised reasonable efforts to protect its Proprietary Rights. Except as reflected on Schedule 3.16, no Consent of any Person will be required for the use of the Proprietary Rights by the Purchaser after the consummation of the Transactions contemplated hereby and the Transactions hereunder will not result in any breach of any agreement relating to any Proprietary Rights. No claim or opposition has been asserted by any Person to the ownership of the Seller's Proprietary Rights or the Seller's right to use any of the Proprietary Rights or challenging or questioning the validity or effect of any license or agreement relating thereto, and there is no valid basis for any such claim or assertion.
Each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly asserted, registered and filed. Except as set forth on Schedule 3.16, the Proprietary Rights owned by the Seller are owned free and clear of all Liens. The Purchaser's use of the Proprietary Rights will not, and the conduct of the Business as presently conducted does not, infringe on or violate the rights of any other Person. No Proceedings have been instituted, are pending or Threatened or are, to the knowledge of the Seller or the Shareholders, contemplated that challenge or oppose the rights of the Seller with respect to any of the Proprietary Rights. The Seller has not received any notice or inquiry from any Person of any alleged infringement by the Seller of any intellectual property right. The Seller has not given and is not bound by any agreement of indemnification in connection with any Proprietary Rights or Product or service sold or performed by it. Set forth on Schedule 3.16 is a true, correct and complete list of all confidentiality agreements and all other contracts, royalty agreements, licenses or other understandings or arrangements entered into relating to the Proprietary Rights and all such contracts are in full force and effect.

     3.17 Accounts Payable and Accrued Liabilities. The Seller's accounts payable and accrued liabilities at the date of the latest Interim Financial Statement, were $550,355.28 respectively. Neither the Seller nor the Shareholders is aware of any event or condition with respect to a specific vendor or creditor that causes either of them to believe that the terms of payment to such vendor or creditor are likely to change in any material respect from the terms enjoyed by the Seller historically.

     3.18 Real Property Leases.  The Seller has no Real Property
Leases and has no leased real property whatsoever, associated with the conduct of the Business.

     3.19 Environmental Matters. The Seller holds all Permits, regulatory plans and compliance schedules, including any permit or exemption regulating the discharge of air emissions, necessary under Environmental Laws for conducting the Business. Except as set forth in Schedule 3.19, the Seller's business, operations, assets, equipment, leaseholds and other facilities are in compliance with the provisions of all applicable Environmental Laws.

     3.20 Insurance. A description of each of the Seller's insurance policies (including insurance providing benefits for employees) is attached hereto as Schedule 3.20 (the "Insurance Policies." All the Insurance Policies currently maintained by the Seller are in full force and effect, all insurance premiums have been timely paid to date, and no Insurance Policy will be canceled prior to Closing, but will be assigned to the Purchaser and included by Seller in Schedule 2.1(c) as a "Scheduled Contract". The Insurance Policies carried by the Seller provides adequate coverage, less deductibles, against the risks normally insured against by a person conducting the same business as the Seller.

     3.21 Product and Service Warranties. Except as set forth on
Schedule 3.21, there is no claim against the Seller on account of Product or service warranties or with respect to the manufacture, fabrication, sale or lease of Products or performance of services, including any amount due to any customer by reason of any understanding or agreement between the Seller and any customer, and there is no basis for any such claim on account of Products heretofore manufactured, fabricated, sold or leased or services performed.

     3.22 Contracts.

          (a) The Seller has disclosed in Schedule 2.1(c) all Scheduled Contracts, together with all amendments thereto and accurate descriptions of all material terms of all oral contracts (including all oral contracts with suppliers), that are Scheduled Contracts.

          (b) Except as set forth on Schedule 3.22(b), all Scheduled Contracts are and following Closing will be in full force and effect and enforceable against each party thereto. The Seller has not received notice of any plan or intention of any party to any Scheduled Contract to exercise any right to cancel, terminate or modify any Scheduled Contract. There does not exist under any Scheduled Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Seller or, to the Seller's or any Shareholder's knowledge, any other party thereto, except as set forth in
     Schedule 3.22(b) hereto. Except as set forth in Schedule 3.22(b), no Consent is required under any Scheduled Contract as a result of or in connection with, and the enforceability of any Scheduled Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or any other agreement executed and delivered hereunder or pursuant hereto or the consummation of the Transactions contemplated hereby or thereby.

          (c) The Seller has not granted any outstanding power of attorney with respect to the Business or the Assets.

     3.23 Investments in Competitors. Except for the ownership of non-controlling interests of corporations the shares of which are publicly traded, neither the Seller, any Shareholder nor any Affiliates of the Seller or any Shareholder (including the current officers, directors and key employees of the Seller) own directly or indirectly any interest or has any investment or profit participation in any Person that is a competitor or potential competitor of, or which otherwise directly or indirectly does business with, the Seller.

     3.24 Solvency. The Seller is not now insolvent, nor will the Seller be rendered insolvent by the consummation of the Transactions. As used in this Section only, "insolvent" means, for any Person, that the sum of the present fair saleable value of its assets does not and/or will not exceed its debts and other probable liabilities, and the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

     3.25 Absence of Certain Business Practices. Neither the Seller, any Shareholder, nor any director, officer, shareholder, employee or agent of the Seller or any Shareholder, nor any other Person acting on the Seller's or any Shareholder's behalf, has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed Transactions) which (i) could subject the Seller or any such Person to any damage or penalty in any civil, criminal or governmental Proceeding, (ii) if not given in the past, could reasonably be expected to have had an adverse affect on the Business as reflected in the Financial Statements, or (iii) if not continued in the future, could reasonably be expected to adversely affect the Business or which could subject the Seller or any such Person to suit or penalty in any private or governmental Proceeding.

     3.26 No Brokers. Neither the Seller nor any Shareholder has not employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transactions.

     3.27 Disclosure.

          (a) Each of the Seller and each Shareholder has delivered or made available to the Purchaser complete and accurate copies of all documents listed on the Disclosure Schedules delivered as a part hereof. No representation or warranty of the Seller or the Shareholders contained in this Agreement or statement in the Disclosure Schedules hereto contains any untrue statement. No representation or warranty of the Seller or any Shareholder contained in this Agreement or statement in the Disclosure Schedules hereto omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          (b) (i) No event, transaction or information which has not been set forth in this Agreement or in the Disclosure Schedules hereto has come to the attention of the Seller or the Shareholders which could, as it relates to the Business, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller, the Business of the Assets, and (ii) there is no fact which has specific application to the Purchaser and which could have a Material Adverse Effect on the Assets, the Business, the Seller or the Purchaser which has not been set forth in this Agreement or the Disclosure Schedules hereto.

          (c) The disclosure in the Disclosure Schedules with reasonable particularity shall relate to all other applicable Disclosure Schedules, provided, that reference to an agreement or document shall not be deemed disclosure with particularity with respect to terms and conditions included in the subject agreement or document.

4.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND EDGE

     The Purchaser and Edge, jointly and severally, hereby represent and warrant to the Seller and the Shareholders that the following are true, correct and complete as of the date of this Agreement and will be true, correct and complete (without limitation) through and as of the Closing Date, regardless of what investigations, if any, the Seller or the Shareholders shall have made prior hereto or prior to the Closing:

     4.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Purchaser has the full corporate power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed as a foreign limited partnership and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

     4.2 Authority Relative to this Agreement. Each of the Purchaser and Edge has full power and authority (partnership and otherwise) to execute, deliver and perform this Agreement (including execution, delivery and performance of the Operative Documents) and to consummate the Transactions. The execution and delivery by the Purchaser and by Edge of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by the Board of Directors of the Purchaser and of Edge and no other corporate proceedings on the part of the Purchaser or Edge are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by the Purchaser and by Edge and constitutes the legal, valid and binding obligation of the Purchaser and of Edge enforceable against the Purchaser and Edge in accordance with its terms.

     4.3 Consents and Approvals. Except as set forth in or otherwise required by this Agreement or the Operative Documents, the execution, delivery and performance by the Purchaser and Edge of this Agreement and the consummation of the Transactions by it requires no Consent or Order of, by or in respect of, any Governmental Body or other Person, except as has been received by the Purchaser or Edge on or prior to the Closing.

     4.4 No Violations. Neither the execution, delivery or performance of this Agreement or the Operative Documents by the Purchaser or by Edge, nor the consummation by the Purchaser or Edge of the Transactions will (a) conflict with or result in any breach or violation of any provision of the Articles of Incorporation or Bylaws of the Purchaser or the Certificate of Incorporation or Bylaws of Edge, (b) result in a default, or give rise to any right of termination, cancellation or acceleration or loss of any material benefit under any of the provisions of any note, bond, mortgage, indenture, license, trust, agreement, lease or other instrument or obligation to which the Purchaser or Edge is a party or by which the Purchaser or Edge may be bound, (c) violate any Order, Applicable Law or Permit applicable to the Purchaser or to Edge or (d) violate any noncompetition or similar arrangement.

     4.5 Investigation or Litigation. There is no Proceeding pending or Threatened against, relating to or affecting the Purchaser. The Purchaser is not subject to any currently existing Proceeding by any Governmental Body or other Person. To the Purchaser's knowledge, there is no basis for the assertion of any Proceeding by any Governmental Body or any Person regarding any violation of any Applicable Law.

     4.6  Disclosure.

          (a) No representation or warranty of the Purchaser or by Edge contained in this Agreement contains any untrue statement. No representation or warranty of the Purchaser or Edge contained in this Agreement omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          (b)  There has been no event, transaction or
     information which has come to the attention of the Purchaser or to Edge which would, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchaser's or Edge's ability to consummate the Transactions or perform their respective obligations as provided in this Agreement.

     4.7 No Brokers. Except with respect to principals of the Purchaser or of Edge, for which the Purchaser and Edge are solely responsible, neither the Purchaser nor Edge has employed any broker, agent of finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transactions.

     4.8  Financial Statements, Etc.

          (a) Edge has delivered to the Seller and to the Shareholders (i) the audited financial statements of Edge at and for the periods ended December 31, 2001 (the "Annual Financial Statements"), and (ii) all of the March 31, 2002 unaudited interim monthly financial statements of Edge (the "Interim Financial Statements"), including in each case, a balance sheet and income statement (the Annual Financial Statements and Interim Financial Statements collectively referred to as the "Edge Financial Statements"). To the extent required by GAAP, Edge has adequately funded or accrued, as the case may be, all accrued expenses of Edge , if any, as of the date of the Interim Financial Statements.

          (b) Except as set forth on Schedule 3.8, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and on that basis fairly present, in all material respects, the financial position of Edge as of the dates indicated and the results of its operations and cash flows for the periods then ended (subject to normal, recurring accounting adjustments which do not and will not have any Material Adverse Effect on Edge). Subject to the foregoing, the Financial Statements are true, complete and correct in all material respects and have been prepared from the books and records of Edge and have been prepared consistently with past practices of Edge.

     4.9 Solvency. Edge is not now insolvent, nor will Edge be rendered insolvent by the consummation of the Transactions. As used in this Section only, "insolvent" means, for any Person, that the sum of the present fair saleable value of its assets does not and/or will not exceed its debts and other probable liabilities, and the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

5.   ADDITIONAL AGREEMENTS

     5.1 Conduct of Business of the Seller. The Seller and the Shareholders covenant that after the date hereof and prior to the Closing Date, the Seller shall conduct the Business according to the normal course of business and in accordance with past practice to preserve its business organization, keep available the services of its officers and employees, maintain satisfactory relationships with licensors, suppliers, dealers, customers and all others having business relationships with it and continue to service and maintain all of its respective assets in a manner consistent with past practice. All risk of loss arising out of fire and casualty and all liability to third parties arising out of the operations of the Business prior to the Closing Date shall be that of the Seller, and the Purchaser shall have no obligation or liability in connection therewith unless the Closing shall occur.

     5.2 Forbearances by the Seller and the Shareholders. The Seller and the Shareholders covenant that, except as contemplated by this Agreement, the Seller shall not, after the date hereof and prior to the Closing Date, without the prior written consent of the Purchaser:

          (a) sell any Assets other than in the ordinary course of business;

          (b) mortgage, pledge or otherwise encumber or create any Lien on any of its properties or Assets;

          (c) make any commitments for capital expenditures or other commitment or transaction other than in the ordinary course of business and consistent with past practice and with the written consent of the Purchaser;

          (d) enter into any employment, consulting, brokerage or commission agreement or arrangement;

          (e) increase compensation payable or to become payable or make a bonus payment to or otherwise enter into one or more agreements with any employee or agent of the Seller employed or engaged in the Business;

          (f) take any action, or fail to take any action, the result of which can reasonably be expected to be a termination of or material default under any Scheduled
     Contract;

          (g) materially amend, modify or terminate, or agree to materially amend, modify or terminate any Scheduled Contract or any Employment Agreement;

          (h) fail to maintain the confidential treatment of any of its Proprietary Rights;

          (i) take any action, or knowingly omit to take any action, which could reasonably be expected to result in a breach of any of the representations, warranties or covenants set forth in this Agreement or in any document to be executed or delivered by the Seller hereunder; or

          (j) enter into any agreement to do any of the things described in clauses (a) through (i) above.

     5.3 No Solicitation. The Seller and the Shareholders covenant and agree that, until the sooner of the Closing or the termination of this Agreement, the Seller and the Shareholders will negotiate exclusively with the Purchaser and Edge with respect to the sale of the Assets and the Business, and the Seller and the Shareholders will not permit any of its respective Affiliates, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly
(a) solicit, initiate, review, accept, engage in discussions or encourage submission of proposals or offers by, or (b) furnish any information with respect to, or otherwise cooperate in any way with, or participate in any discussions or negotiations with, any Person (other than the Purchaser, Edge and their agents) with respect to any proposal regarding the acquisition or purchase of all or a material portion of the Assets of, or any equity interest in the Seller or any business combination, partnership, joint venture or strategic alliance with the Seller. The Seller and the Shareholders will promptly notify the Purchaser and Edge in writing with the details of, and forward to the Purchaser and to Edge, any inquiry or proposal received by them with respect to any such transaction.

     5.4 Investigation of Business and Properties. The Purchaser may make or cause to be made such investigation of the Business and Assets of the Seller and of its financial and legal condition as appropriate or advisable to familiarize itself therewith. The Seller agrees to furnish the Purchaser and Edge and their employees, officers, agents, investment bankers, accountants, counsel and other representatives with all financial, operating and other data and information concerning the Business and the Assets and commitments of the Seller with respect to the Business and the Assets as the Purchaser or Edge shall from time to time reasonably request and will afford the Purchaser and Edge and their employees, officers, accountants, attorneys, agents, investment bankers and other authorized representatives access to the Seller's offices (including access during normal business hours) to review such documents and their books and records regarding the Assets and the Business and will be given opportunity to ask questions of, and receive answers from, representatives of the Seller and the Shareholders with respect to such matters. Without limiting the foregoing, the Purchaser and Edge shall have reasonable access to interview the Seller's customers during the period from the execution of this Agreement until Closing, such access to be closely coordinated between the Seller, the Purchaser and Edge, recognizing that customer relations is a high priority during the process of advising customers of the proposed sale of the Business.

     5.5 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to do all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective, as soon as reasonably practicable, the Transactions contemplated by the Operative Documents, including the obtaining of all Consents and Orders of any Governmental Body or other Person required in connection therewith and initiating or defending any legal action that is necessary or appropriate to permit the Transactions to be consummated. At any time after the Closing Date, if any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each party to this Agreement shall take, or cause its proper officers to take, such action. Each party hereto further agrees to cooperate fully with the other party after the consummation of the Transactions for the purpose of providing the Purchaser with the information and access to information necessary to ensure the Purchaser with a reasonably smooth transition into the ownership of the Business. No party to this Agreement shall take or cause to be taken any action that would cause the representations or warranties expressed herein to be untrue or incorrect on the Closing Date.

     5.6 Consents. As soon as practicable after the execution of this Agreement, but prior to Closing, the Seller and the Shareholders will use their respective commercially reasonable efforts to obtain all necessary approvals and Consents of all third Persons required on the part of the Seller for the consummation of the Transactions. The Purchaser will reasonably cooperate with the Seller in securing any necessary Consents from, or in making any filings with, or giving any notice to, any third Persons necessary for the Seller to comply with this
Section 5.6. Notwithstanding any other provision of this Agreement, to the extent that the assignment by the Seller of any Scheduled Contract to be assigned hereunder shall require the Consent of another Person thereto, the consummation of the Transactions shall not constitute an assignment or attempt at an assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any Consent of a third Person with respect to any one or more Scheduled Contracts is not obtained at or prior to Closing, each party hereto agrees to take whatever action that may be necessary to provide the Purchaser with the uninhibited benefits of such Scheduled Contracts, subject to the assumption by the Purchaser of the Seller's obligations thereunder.

     5.7 Notice. Each Party shall promptly give notice to other Parties upon becoming aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would cause or constitute, any of its representations or warranties being or becoming untrue or any of its covenants being breached.

     5.8 Public Announcements. The parties agree to consult with each other prior to making any public announcement or other public disclosure concerning the Transactions contemplated by this Agreement, including to the existence of discussions regarding possible Transactions and any of terms and conditions of such. Except as otherwise required by Applicable Law (including Applicable Laws and regulations promulgated by or for the Securities and Exchange Commission), neither party shall and shall not permit any of its respective Affiliates, agents or representatives, to make directly or indirectly a public announcement regarding the Transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. If a party is required by law to make any such disclosure, it must provide notice of such requirement, as soon as practicable, to the other party.

     5.9  Post-Closing Information.

          (a) Taxes. The Purchaser, the Seller and the Shareholders (each, a "Party," and collectively, the "Parties") shall cooperate with one another by providing each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax return, any Tax audit or other examination by any Governmental Body, or any Proceedings related to liability for Taxes. The Purchaser, the Seller and the Shareholders shall retain and provide each other with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Such assistance shall include making employees available on a mutually convenient basis to provide and explain such records and information and shall include providing copies of any relevant Tax returns and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

          (b)  Books and Records.

               (i) Access. Until April 15, 2005, each Party shall provide the other Parties with reasonable access during normal business hours to its books and records relating to the Business as such books and records exist as of the Closing (other than books and records protected by the attorney-client privilege) to the extent that they relate to the condition or operation of the Business prior to Closing and are requested by such Party to prepare its Tax returns, to respond to any Proceeding arising from or involving a third party or for any other legitimate purpose specified in writing. Each Party shall have the right, at its own expense, to make copies of any such books and records.

               (ii) Destruction. Until April 15, 2005, neither Party shall dispose of or destroy any books and records relating to the Business to the extent that they relate to the condition or operation of the Business prior to Closing without first offering to turn over possession thereof to the other Parties by written notice at least thirty (30) days prior to the proposed date of disposition or destruction; provided, however, that neither Party may destroy any books or records that relate to any ongoing proceeding.

               (iii) Confidentiality. Each Party may take such action as it deems reasonably appropriate to separate or redact information unrelated to the Business from documents and other materials requested and made available pursuant to this section and may condition the other Party's access to documents and other materials that it deems confidential to the execution and delivery of an agreement by the other Parties not to disclose or misuse such information.

               (iv) Assistance. Each Party shall, upon written request, make reasonable arrangements to (a) make personnel available for a reasonable period of time to assist in locating and obtaining any books and records relating to the Business to the extent that they relate to the condition or operation of the Business prior to the Closing, and (b) make personnel available for a reasonable period of time whose assistance, participation or testimony is reasonably required in anticipation of, preparation for, or the prosecution or defense of, any Proceeding arising from or involving a third party in which the other Parties do not have any adverse interest. The Party requesting assistance hereunder shall reimburse the other Party for all reasonable out-of-pocket expenses incurred in connection with providing such assistance.

          (c) Exception. Anything in this Agreement to the contrary notwithstanding, no Party shall be required to furnish any information or documentation to any other Party if such information or documentation relates to a claim, dispute, cause of action, suit or Proceeding between such Parties, such information and documentation to be discovered by appropriate and usual discovery in any such claim, dispute, cause of action, suit or Proceeding.

          (d) Edge Information. During the Measurement Period, on a periodic basis upon reasonable request from the Shareholders, Edge shall provide various internally generated information (such as internally generated, monthly financial statements) of Edge and its Subsidiaries to the Shareholders. All such information shall be deemed to be confidential and material non-public information of Edge, and shall be treated as such by each Shareholder.

     5.10 Payment of Liabilities; Maintenance of Corporate Existence. For as long as the Seller remains liable for any of the Excluded Liabilities, the Seller shall, and each Shareholder shall cause the Seller to not declare or pay and dividend on, nor make any payment on account of, the purchase, redemption, retirement or other acquisition of any of the capital stock of the Seller nor make any other distribution in respect thereof, whether directly or indirectly, in cash or in property of the Seller (and otherwise work in good faith towards the compromise or payment of the remaining balance of the Excluded Liabilities, including with respect to vendors or other parties that have a business relationship with the Purchaser).

     5.11 Disclosure Schedules. The Seller shall have delivered to the Purchaser and Edge as soon as practicable before the Closing Date, the proposed final version of the Disclosure Schedules containing all of the disclosures, exhibits and other information or items required by the various provisions of this Agreement. Thereafter, and until the Closing, the Seller shall deliver to the Purchaser and Edge any supplements or amendments to such Disclosure Schedules promptly after the Seller or the Shareholders become aware of any event which changes any representation, warranty or disclosure made by the Seller or the Shareholders in this Agreement or any statement made by the Disclosure Schedules or in any supplement or amendment thereto; provided, however, that no supplement of or amendment to the Disclosure Schedules shall relieve the Seller and the Shareholders from any breach of a representation or warranty or will require the Purchaser to accept any such supplement or amendment.

     5.12 Employees. From and after the date hereof through the Closing Date or earlier termination of this Agreement, the Purchaser has the right to enter into negotiations with any and all employees of the Seller for their continued employment with the Purchaser from and after the Closing Date. The Purchaser shall use commercially reasonable efforts to employ the Continuing Employees as of the Closing Date upon such terms and with such benefits as the Purchaser provides to its employees generally. Each individual offered employment by the Purchaser shall be considered "newly hired" and, except as provided in
Section 2.3(c)(i) relating to accruals for vacation and sick pay, the Purchaser shall have no liability whatsoever with respect to any matter relating to the employment of such persons by the Seller prior to the Closing Date. The provisions of this Section
5.13 shall inure solely to the benefit of the Seller and no third Person (including any employee of the Seller) shall be permitted to rely hereon as a third party beneficiary or otherwise. The Purchaser shall take all actions necessary or appropriate to permit the Continuing Employees to participate as soon as practical after the Closing Date in the standard employee benefit programs of the Purchaser for which they are otherwise eligible.

     5.13 Mail, Etc. The Purchaser, on the one hand, and the Seller and the Shareholders, on the other hand, each agree to promptly deliver to the other the original of any mail or other communication received by such party after the Closing Date which should properly be the property of the other. The Purchaser, on the one hand, and the Seller and the Shareholders, on the other hand, each further agree from and after the Closing Date to promptly deliver to the other any monies, checks or other instruments of payment to which the other party is entitled hereunder (including any monies related to the Accounts of the Seller for the period after the Closing Date, which shall be property of the Purchaser), together with a reasonable accounting therefor.

     5.14 Cooperation. After consummation of the Transactions, the Seller and the Shareholders each agree to cooperate with the Purchaser (to the extent reasonably requested by the Purchaser) in the transition of employees, customers, vendors, suppliers and other Persons currently having a business relationship with the Seller. Without limiting the generality of the foregoing, after the consummation of the Transactions, at the Purchaser's request, the Seller and the Shareholders shall cooperate with the Purchaser in making any internal or external notice, announcement or other communication related to the consummation of the Transactions and such other matters as the Purchaser shall reasonably require.

6.   CONDITIONS PRECEDENT TO CLOSING

     6.1 General Conditions. Consummation of the Transactions shall be subject to the fulfillment at the Closing Date of each of the following conditions:

          (a) No Injunction. No court having jurisdiction shall have issued, to the knowledge of the Purchaser, the Seller or the Shareholders, an injunction preventing the consummation of the Transactions that shall not have been stayed or dissolved on or before the Closing Date.

          (b) Proceedings. All proceedings taken or to be taken in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to the parties and their respective counsel, and the parties and their respective counsel shall have received all such counterpart originals or certified or other copies of such documents as the parties or their respective counsel may reasonably request.

          (c) Governmental Consents, Authorizations, Etc. All material Consents of and with, and any Permits required by, any applicable Governmental Body that are required for, or in connection with, the consummation of the Transactions shall have been obtained or made.

     6.2 Conditions to Obligations of the Seller. Consummation of the Transactions shall be subject to the fulfillment, to the reasonable satisfaction of the Seller, or its written waiver, at or before the Closing Date, of each of the following conditions:

          (a) Representations and Warranties of the Purchaser. The representations, warranties and statements of the Purchaser and Edge contained in this Agreement and the Operative Documents shall be true, correct and complete as of the date of this Agreement and shall also be true, correct and complete at and as of the Closing Date, except for changes contemplated by this Agreement and, except for representations and warranties that are expressly limited by their terms to another date, as if made on the Closing Date; and the Purchaser and Edge shall have duly performed and complied with all agreements and covenants required by this Agreement and the Operative Documents to be performed or complied with by it hereunder and thereunder at or prior to the Closing Date.

          (b) The Purchaser's Closing Certificate. The Purchaser and Edge shall have delivered to the Seller a Closing Certificate dated the Closing Date signed by officers of the Purchaser and Edge to the effect that the conditions specified in Section 6.1 and this Section 6.2 have been satisfied.

          (c) The Purchaser's Officers' Certificate. The Purchaser and Edge shall have delivered to the Seller an Officers' Certificate dated the Closing Date signed by an officer of the Purchaser and Edge certifying to (a) the due adoption by the Board of Directors of the attached resolutions approving the execution and delivery of this Agreement and the consummation of the Transactions, (b) the incumbency of the President, Secretary and other officers of the Purchaser and Edge executing this Agreement or any of the Operative Documents and (c) such other matters as the Seller may reasonably request.

          (d)  Payment of Initial Cash Payment.  As set forth in
     Section 2.4, the Purchaser shall have delivered, on or before the Closing Date, by Wire Transfer the Initial Cash Amount of the Purchase Price to an account designated in writing by the Seller.

          (e) Shareholder Employment Letters. The Purchaser shall have delivered to each Shareholder such Shareholder's
     Employment Letter on terms and conditions reasonably satisfactory to such Shareholder.

          (f) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred , exist or come to exist (whether or not covered by insurance) since the date of the latest Interim Financial Statement, that individually or in the aggregate, has constituted or resulted in, or could in the opinion of Edge be expected to constitute or result in, a Material Adverse Effect on Edge.

          (g)  Certificate of Good Standing. Edge ant the
     Purchaser shall cause to be delivered to the Seller a currently effective Certificate of Good Standing of the Purchaser from the Secretary of State of Delaware (for Edge) and Texas (for the Purchaser).

          (h) Other Matters. The Purchaser shall have delivered to the Seller, in form and substance reasonably satisfactory to counsel for the Seller, such certificates and other evidence as the Seller may reasonably request as to the satisfaction of the conditions contained in this Section 6.2.

     6.3  Conditions to Obligations of the Purchaser.
Consummation of the Transactions shall be subject to the fulfillment, to the reasonable satisfaction of the Purchaser, or its written waiver, at or before the Closing Date of the following conditions (collectively, the Purchaser's obligations under this Section 6.3 shall be referred to as the "Seller's
Deliverables"):

          (a) Representations and Warranties of the Seller and the Shareholders. The representations, warranties and statements of the Seller and the Shareholders contained in this Agreement and the Operative Documents shall be true, correct and complete as of the date of this Agreement and shall also be true, correct and complete at and as of the Closing Date, except for changes contemplated by this Agreement and, except for representations and warranties that speak as of a certain date, as if made at and as of the Closing Date; and the Seller and the Shareholders shall have performed and complied with all agreements and covenants required by this Agreement and the Operative Documents to be performed or complied with by he, it or them hereunder and thereunder by he, it or them at or prior to the Closing Date.

          (b)  The Seller's and Shareholders' Closing
     Certificates. The Seller and the Shareholders shall have delivered to the Purchaser a Closing Certificate dated the Closing Date signed by each shareholder individually and an officer of the Seller to the effect that the conditions specified in Section 6.1 and this Section 6.3 have been satisfied.

          (c) The Seller's Officers' Certificate. The Seller shall have delivered to the Purchaser an Officer's Certificate dated the Closing Date signed by officers of the Seller certifying to (a) the Articles of Incorporation of the Seller (as certified to by an appropriate officer of the State issuing same), (b) the Bylaws of the Seller, (c) the due adoption by the Board of Directors and shareholders of the Seller of the attached resolutions approving the execution and delivery of this Agreement and the consummation of the Transactions, (d) the incumbency of the President, Secretary and other officers of the Seller executing this Agreement and any of the Operative Documents and (e) such other matters as the Purchaser may reasonably request.

          (d) Transfer Documents. The Seller shall have delivered to the Purchaser at the Closing all documents, certificates and agreements necessary to transfer to the Purchaser good and indefeasible title to the Assets, free and clear of any and all Liens thereon (including, without limitation, the Lien in favor of Evergreen Funding Corporation), other than Permitted Encumbrances, including without limitation:

               (i)  the Bill of Sale; and

               (ii) assignment of the Scheduled Contracts dated on or before the Closing Date, assigning to the Purchaser all of the Seller's right, title and interest therein and thereto with, at the Purchaser's election, any required Consent endorsed thereon.

          (e) Employment Agreement. Each Shareholder shall have delivered to the Purchaser such Shareholder's specific
     Employment Letter, and other key employees have entered into employment agreements with the Purchaser on terms and conditions reasonably satisfactory to the Purchaser.

          (f) The Purchaser's Investigations. The Purchaser shall have had a full and complete opportunity to inspect all aspects of the Business and the Assets as well as any and all books, records, contracts and other documents relevant to the Business or the Assets. The investigations by the Purchaser and its representatives in connection with the proposed transactions shall not have caused the Purchaser or its representatives to become aware of any facts or circumstances relating to the Business, operations, Assets, liabilities, financial condition, results of operations or affairs of the Seller, or that, in the sole and absolute discretion of the Purchaser, make it inadvisable for the Purchaser to proceed with the transactions contemplated by this Agreement.

          (g) Litigation. There shall be no effective Order of any nature (including any temporary restraining order) issued by a court or Governmental Body of competent jurisdiction restraining or prohibiting consummation or altering the terms of any of the Transactions, or actions seeking damages based upon the foregoing which the Purchaser reasonably deems material, and the Seller shall not have become subject to any litigation, which, if adversely determined, could, in the reasonable opinion of the Purchaser, have a Material Adverse Effect on the Business or Assets.

          (h) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred , exist or come to exist (whether or not covered by insurance) since the date of the latest Interim Financial Statement, that individually or in the aggregate, has constituted or resulted in, or could in the opinion of the Purchaser be expected to constitute or result in, a Material Adverse Effect.

          (i) Certificate of Good Standing. The Seller shall cause to be delivered to the Purchaser a currently effective
     Certificate of Good Standing of the Seller from the Secretary of State of each state in which the Seller is foreign qualified and conducts business.

          (j) Consents. The Seller shall have delivered copies of all Consents from third Persons and all necessary action shall have been taken to assign to the Purchaser the Assets, the Business and the Scheduled Contracts.

          (k) Legislation. No law or legally binding regulation shall have been enacted that does or would prohibit, restrict or delay consummation of the Transactions or any of the conditions to the consummation of the Transactions or that does or would have a Material Adverse Effect on the Seller, the Assets or the Business.

          (l) Real Estate Leases. The Seller shall have delivered to the Purchaser nondisturbance agreements from the mortgagee relating to any mortgage to which the Premises is subject, and consents to assignments, landlord lien waivers and agreement to the continuation of the options to renew from the landlords.

          (m) Insurance Coverage. The Seller shall have made all necessary arrangements to provide for insurance coverage comparable to the coverage afforded under the policies in
     Schedule 3.20 in favor of the Purchaser, such coverage to become effective as of the Closing Date, the costs of which shall be borne by the Purchaser.

          (n) Adequate Financing. UDT Consulting will have in place and immediately available upon the Closing Date, a line of financing upon terms and continuing acceptable to Edge and Purchaser, in the exercise of their reasonable discretion.

          (o) Other Matters. The Seller shall have delivered to the Purchaser, in form and substance reasonably satisfactory to counsel for the Purchaser, such certificates and other evidence as the Purchaser may reasonably request as to the satisfaction of the conditions contained in this Section 6.3.

7.   CLOSING AND TERMINATION

     7.1 Closing Date. Subject to the right of the Purchaser, the Seller and the Shareholders to terminate this Agreement pursuant to Section 7.2 hereof, the closing for the consummation of the Transactions contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by the Seller, the Shareholders and the Purchaser, take place at the offices of Arter & Hadden LLP, 1717 Main Street, Suite 4100, Dallas, Texas 75201, at 10:00 a.m. on no later than the third day after all Closing Conditions in Sections 6.1, 6.2, and 6.3 have been met (the "Closing Date") or such other place and date as the parties may agree upon in writing. The Closing shall be effective as of 12:01 a.m. on the day following the Closing Date.

     7.2 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual consent of the Purchaser, Edge, the Seller and the Shareholders;

          (b) by either the Seller, the Purchaser or Edge by written notice to the other party if the Transactions shall not have been consummated on or before May 31, 2002, unless such date shall be extended by mutual written consent of the parties hereto; provided, however, that no party shall be permitted to terminate hereunder if such party is in violation of this Agreement;

          (c) by the Purchaser or Edge by written notice to the Seller and the Shareholders if any of the conditions set forth in Sections 6.1 and 6.3 shall not have been, or if it becomes apparent that any such conditions will not be, fulfilled by May 31, 2002, unless such failure shall be due to the failure of the Purchaser or Edge to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied by the Purchaser or Edge prior to the Closing; or

          (d) by the Seller by written notice to the Purchaser and Edge if any of the conditions set forth in Sections 6.1 and 6.2 shall not have been, or if it becomes apparent that any such conditions will not be, fulfilled by May 31, 2002, unless such failure shall be due to the failure of the Seller or the Shareholders to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by the Seller or the Shareholders, as the case may be, prior to the Closing.

     7.3 Effect of Termination. In the event of the termination of this Agreement as provided herein, this Agreement shall become wholly void and have no further force and effect, except as hereinafter provided; and there shall be no liability on the part of the Seller, the Shareholders, the Purchaser or Edge (or their respective officers or directors), except (a) as specified in
Section 9.2 hereof relating to fees and expenses and in Section
5.7 hereof relating to brokers, (b) for any Damages suffered by the Purchaser or Edge resulting from the Seller's or any Shareholder's breach of the Seller's or Shareholders' respective representations and warranties hereunder or the Seller's or Shareholders' respective breach of the covenants required to be performed by or complied with by the Seller or the Shareholders hereunder or under any Operative Document, and (c) for any Damages suffered by the Seller or the Shareholders resulting from the Purchaser's breach of the Purchaser's representations and warranties hereunder or the Purchaser's breach of the covenants required to be performed by or complied with by the Purchaser hereunder or under any Operative Document. Nothing contained herein shall relieve any party from liability for its breach of this Agreement. Notwithstanding the foregoing, no Party shall be liable for consequential damages or for damages caused by the failure to obtain a required Consent.

     7.4 Extension; Waiver. At any time prior to the Closing Date, any party hereto that is entitled to the benefits hereof (with respect to any such corporate party by action taken by its Board of Directors or a duly authorized officer), may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) in whole or in part, waive any inaccuracy in the representations and warranties of the other party or parties hereto contained herein or in any Operative Document delivered pursuant hereto, and (c) in whole or in part, waive compliance with any of the agreements of the other party or parties hereto or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall not be valid unless it is set forth in an instrument in writing signed and delivered on behalf of such party.

8.   SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES,
     CONTINUING COVENANTS

     8.1  Survival.

          (a) The covenants, representations and warranties of the Seller and the Shareholders set forth herein and in the Operative Documents shall survive the Closing and the consummation of the Transactions and shall continue in full force and effect for eighteen (18) months after Closing or the expiration or termination of this Agreement, whichever first occurs (the "Seller Survival Period").

          (b) The covenants, representations and warranties of the Purchaser set forth herein and in the Operative Documents shall survive the Closing and the consummation of the Transactions and shall continue in full force and effect until the Purchaser has made payment in full to the Seller at the Purchase Price or the earlier expiration or termination of this Agreement, whichever first occurs ("Survival Period").

          (c) Anything to the contrary notwithstanding, the Survival Period shall be extended automatically to include any time period necessary to resolve a claim for indemnification which was made before the expiration of the Survival Period, but not resolved prior to its expiration, and any such extension shall apply only as to the claims asserted and not so resolved within the Survival Period. Liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated.

     8.2  Indemnity by the Seller. The Seller and the
Shareholders shall jointly and severally indemnify and hold the Purchaser and its Affiliates (the "Purchaser Indemnitees"), harmless from and against:

          (a) any Damages suffered or incurred arising out or as a result of any Liability of the Seller or any Shareholder, or any Affiliate of the Seller or the Shareholders, arising on or prior to the Closing Date (except for the Scheduled Liabilities);

          (b) any Damages suffered or incurred because of the breach or inaccuracy of any representation or warranty made by the Seller or the Shareholders in this Agreement or the Operative Documents;

          (c) any Damages based on, arising out of, or resulting from the breach or failure or alleged breach or failure by the Seller or the Shareholders to perform any agreement, covenant or other obligation contained in this Agreement or in any Operative Document;

          (d) any Damages based on, arising out of, or resulting from any employment relationship, or for any salary or other compensation or benefits attributable to service or employment with the Seller or any of its Affiliates (including any Employee Benefit Plan, all Liabilities to any Person under the Occupational Safety and Health Act ("OSHA"), all Liabilities under ERISA or the Code, and all Liabilities to any Governmental Body), in each case arising or resulting from facts or circumstances existing on or prior to the Closing Date and in each case excluding the Scheduled Liabilities;

          (e) any Damages based on, arising out of, or resulting from the failure or alleged failure of the Seller or the Shareholders, or any Affiliate of the Seller or the Shareholders, to comply with Applicable Law, including any failure or alleged failure to comply with, or failure or alleged failure to take any remedial action arising under, any Environmental Law, in each case relating to the ownership, use and/or operation of the Assets and the operation of the Business on or prior to the date of Closing;

          (f) any Damages based on, arising out of, or resulting from the failure or alleged failure of the Seller or any Shareholder or any Affiliate of the Seller or the Shareholders, to pay or withhold any Tax imposed on the Seller and/or the Shareholders, the Business and/or the Assets or for failing or allegedly failing to accurately complete any return due with regard thereto, in each case relating to the ownership, use and/or operation of the Assets and the conduct of the Business on or prior to the Closing and in each case excluding the Scheduled Liabilities;

          (g) any Damages based on, arising out of, or resulting from the failure of the Seller or any Shareholder to pay when due any Tax (including sales or other transfer Taxes) triggered by, based on, arising out of, or attributable to the Transactions contemplated or effected hereunder;

          (h) any Damages based on, arising out of, or resulting from the Excluded Assets; and

          (i) the Transaction Expenses incurred by the Seller and the Shareholders.

     8.3 Indemnity by the Purchaser. The Purchaser and Edge shall indemnify and hold the Seller, the Shareholders and their respective Affiliates and the officers, directors, agents, attorneys and accountants of each of them (the "Seller
Indemnitees"), harmless from and against:

          (a) any Damages suffered or incurred arising out or as a result of any Liability of the Purchaser, or any Affiliate of the Purchaser, arising after the Closing Date;

          (b) any Damages suffered or incurred because of the breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or the Operative
     Documents;

          (c) any Damages based on, arising out of, or resulting from the breach or failure or alleged breach of failure by the Purchaser to perform any agreement, covenant or other obligation contained in Agreement or in any Operative Document, including the Purchaser's obligations to pay or perform the Scheduled Liabilities;

          (d) any Damages based on, arising out of, or resulting from the failure or alleged failure of the Purchaser or Edge to pay or withhold any Tax imposed on Edge or the Purchaser for periods from and after the Closing Date; and

          (e) the Transaction Expenses incurred by the Purchaser and Edge.

     8.4  Defense of Claims.

          (a) Notice of Claims. Any person entitled to indemnification pursuant to this Article (an "Indemnitee") shall promptly give written notice to the indemnifying party ("Indemnitor") after obtaining knowledge of any claim that it may have pursuant to this Article. Such notice shall set forth in reasonable detail the claim and the basis for indemnification. A failure to give timely notice as provided in this Section will not affect the rights or obligations of the Indemnitor or an Indemnitee hereunder, except to the extent that, as a result of such failure to provide timely notice, the Indemnitor is deprived of its right to recover any payment under its applicable insurance coverage or was materially prejudiced as a result of such failure.

          (b)  Third-Party Claims.

               (i) Right to Assume Defense. An Indemnitee shall permit the Indemnitor to assume and control (at the Indemnitor's sole cost) the defense of a claim or Action arising from or involving a third party (a "Third-Party Claim") unless (a) the Indemnitor fails to promptly provide to an Indemnitee written notice of its election to assume defense of the Third-Party Claim,
          (b) an Indemnitee shall have been advised by counsel that a conflict of interest exists between the Indemnitee and the Indemnitor with respect to the Third-Party Claim or with respect to any legal defense which may be available, (c) the Indemnitor fails to provide to the Indemnitee reasonable assurance of its financial capability to defend the Third-Party Claim and to provide indemnification with respect thereto, (d) the Indemnitee, in the exercise of its reasonable discretion, objects to the Indemnitor's choice of counsel, (e) the Indemnitee reasonably believes that the Indemnitor is not diligently conducting the defense of the Third-Party Claim, or (f) the Indemnitor fails to provide a written acknowledgment of its obligation to indemnify the Indemnitee with respect to the Third-Party Claim. An Indemnitee may participate in the defense or settlement of a Third-Party Claim of which the Indemnitor has assumed the defense, provided, however, that such participation must be conducted through counsel retained at the Indemnitee's sole expense.

               (ii) Settlement of Third-Party Claims. The
          Indemnitor shall not consent to entry of any judgment or enter into any settlement without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld (due consideration being given to the ongoing relationships between the third party making the Third-Party Claim and the Indemnitee), provided, however, the Indemnitor may consent to entry of any judgment or enter into any settlement without the written consent of the Indemnitee so long as the judgment or settlement (a) includes an unconditional and complete release of the Indemnitee (without any Liability whatsoever to any Indemnitee) by the claimant or plaintiff making the Third-Party Claim, which release shall be in a form reasonably satisfactory to the Indemnitee, and (b) involves no admission or acknowledgment of civil or criminal liability or fault of any kind. Alternatively, an Indemnitee shall not consent to entry of any judgment or enter into any settlement without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld (due consideration being given to the ongoing relationships between the third party making the Third-Party Claim and the Indemnitor), provided, however, the Indemnitee may consent to entry of any judgment or enter into any settlement without the written consent of the Indemnitor so long as the judgment or settlement
          (a) includes an unconditional and complete release of the Indemnitor (without any Liability whatsoever to any Indemnitor) by the claimant or plaintiff making the Third-Party Claim, which release shall be in a form reasonably satisfactory to the Indemnitor and (b) involves no admission or acknowledgment of civil or criminal liability or fault of any kind.

               (iii) Cooperation. Each Party shall cooperate with the other Parties in the defense of a Third-Party Claim irrespective of which Party is assuming such defense. Cooperation includes all reasonable requests for access to witnesses, records, materials and all other pertinent information in its possession or under its control.

     8.5 Offset. At any time and from time to time, the Purchaser shall be entitled, in addition to, and not in lieu of, any right or remedy which the Purchaser may have against the Seller and the Shareholders, under or pursuant to this Agreement, or otherwise, to notify the Seller and the Shareholders in writing (an "Offset Notice") that the Purchaser reasonably believes that it is entitled to indemnity for Damages under
Section 8.2. Any Offset Notice provided hereunder shall identify the provision of this Agreement which the Purchaser believes entitles it to such indemnity for Damages and shall identify the facts which constitute the basis for such claim of indemnity and the dollar amount of such claim. If on or before thirty (30) days after delivery of the Offset Notice, the Seller or the Shareholders shall not have objected thereto, the Purchaser may, but shall not be required to, offset against the Purchase Price, the amount of the Damages claimed in the Offset Notice. If on or before thirty (30) days following delivery of the Offset Notice, the Seller or the Shareholders shall notify the Purchaser in writing (the "Offset Objection Notice") that the Seller or the Shareholders question the amount of any Damages for which indemnity was claimed thereon (or the entitlement to indemnity), the Purchaser shall nonetheless be entitled to exercise its rights of offset provided for in this Section 8.5, but only after such claims for Damages have been Resolved. A "Resolution" of a claim for Damages hereunder shall mean: (i) the mutual agreement by the Purchaser and the Seller; or (ii) with respect to any claim for Damages the delivery of a final award of the arbitrators under Section 8.7 hereof. A Resolution of a claim for Damages shall also mean that such a Claim is "Resolved." Any Offset Objection Notice provided hereunder shall specify the provisions of this Agreement and any facts which support the objection to the claim for Damages. The Purchaser shall not be obligated to exercise the rights of offset provided in this
Section 8.5, and no failure to exercise any such right of offset shall relieve the Seller or the Shareholders of any indemnity obligations under Section 8.2 or otherwise.

     8.6 No Third-Party Beneficiaries. The foregoing indemnification is given solely for the purpose of protecting the Purchaser Indemnitees and the Seller Indemnitees and lenders of the Purchaser to whom the Purchaser assigns its rights hereunder, and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

     8.7 Additional Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Purchaser and Edge specifically agree that no Claim may be made (by virtue of offset or otherwise) against the Minimum Purchase Price unless such Claim is a Third-Party Claim; provided, however, nothing contained herein shall prevent the Purchaser or Edge from exercising all of its remedies under this Agreement (i) against the Minimum Purchase Price for Third-Party Claims, or (ii) against the Purchase Price in excess of the Minimum Purchase Price for any Claims, whether or not such Claims are Third-Party Claims (including, without limitation, exercise of any offset rights). The Parties agree that this Section 8.7 modifies all of the relevant provisions of this Article 8.

     8.8  Arbitration.

          (a) If the parties are unable to resolve any controversy, dispute or claim arising out of, or relating to, this Agreement (any such controversy, claim or dispute, a "Dispute") on or before the 30th day following the receipt by the parties of written notice of such Dispute from the other party or parties, which notice describes in reasonable detail the nature of the dispute and the facts and circumstances relating thereto, any one or more of the parties may, by delivery of written notice to the other parties, require that representatives of the parties meet at a mutually agreeable time and place in an attempt to resolve such Dispute. Such meeting shall take place on or before the 15th day following the date of the notice requiring such meeting, and if the Dispute has not been resolved within fifteen (15) days following such meeting, any one or more of the parties may cause such Dispute to be settled by final and binding arbitration in Dallas, Texas by filing a written demand for arbitration with the American Arbitration Association, with a copy to the other party or parties, by submitting such dispute for arbitration within thirty (30) days following the expiration of the 15-day period following such meeting. Except as herein stated, the arbitration will be conducted in accordance with the provisions of the Commercial Arbitration Rules of American Arbitration Association in effect at the time of filing of the demand for arbitration; provided that the parties agree that each party to the Dispute shall have discovery to the same extent as provided under the Federal Rules of Civil Procedure.

          (b) The Purchaser, on the one hand, and the Seller, on the other hand, will appoint one person to hear and determine the Dispute within thirty (30) days after receipt of notice of arbitration from the noticing party. The two persons so chosen will select a third impartial arbitrator, and their majority decision will be final and conclusive upon both parties hereto. If either the Purchaser and Edge, on the one hand, or the Seller and the Shareholders, on the other hand, fails to designate its arbitrator within thirty
     (30) days after the notice provided for herein, then the arbitrator designed by the one will act as the sole arbitrator and will be deemed to be the single, mutually approved arbitrator to resolve the controversy. In the event the parties are unable to agree upon a rate of compensation for the arbitrators, they will be compensated for their services at a rate to be determined by the American Arbitration Association.

          (c) This agreement to arbitrate shall be specifically enforceable against the parties by any court of competent jurisdiction, and may be challenged only upon the grounds provided in Section 10 to the United States Arbitration Act, 9 U.S.C. Sec. 10. Application may also be made to such court to confirm, modify or vacate any decision or award of the arbitrators, for an order of enforcement and for any other remedies, including equitable remedies, which may be necessary to effectuate such decision or award. All the parties hereto hereby consent to the jurisdiction of the arbitrators and of such court and waive any objection to the jurisdiction of such arbitrator and such court.

          (d) One or more of the parties to any arbitration proceeding commenced hereunder shall be entitled, as a part of the arbitration award, to petition the arbitrators to award the costs and expenses (including reasonable attorneys' fees and interest of 12% from the date due until paid on any award) of investigating, preparing and pursuing an arbitration claim as such costs and expenses are determined by the arbitrators; provided that in the absence of such an award each party (considering, for this purpose, the Purchaser as one party and the Seller and the Shareholders as the other party), will pay its own costs and expenses and one-half of the fees and expenses of the arbitrator(s).

          (e) The Purchaser and Edge, on the one hand, and the Seller and the Shareholders, on the other hand, shall each deposit one half of all estimated fees and expenses of the arbitration proceeding with the American Arbitration Association within fourteen (14) days after a Dispute has been submitted to arbitration.

          (f) THE ARBITRATOR OR ARBITRATORS SHALL NOT BE EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (WHICH COMPENSATORY DAMAGES INCLUDE REASONABLE ATTORNEYS FEES AND EXPERT WITNESS FEES) AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO RECOVER DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (INCLUDING PUNITIVE DAMAGES) IN ANY FORUM.

          (g) The arbitrators will, upon the request of any party, issue a written opinion of their findings of fact and conclusions of law.

          (h) Upon receipt by the requesting party of said written opinion, said party will have the right within twenty (20) days thereof to file with the arbitrators a motion to reconsider, and the arbitrators thereupon will reconsider the issues raised by said motion and either confirm or change their majority decision which will then be final and conclusive upon both parties hereto. The costs of such a motion of reconsideration and the resulting written opinion of the arbitrators will be borne by the moving party.

     8.9  Non-Disclosure of the Seller's Proprietary Information.

          (a) The Seller and, by virtue of his involvement with and ownership of the Seller, each of the Shareholders, had and may continue to have access, to confidential, proprietary, and highly sensitive information relating to the Business (the "Seller's Proprietary Information"). The Seller's Proprietary Information sought to be protected includes, without limitation, information pertaining to:
     (i) the identities of customers and clients with which or whom the Seller does or seeks to do business, as well as the point of contact persons and decision-makers at these customers and clients, including their names, addresses, e-mail addresses and positions; (ii) the past or present purchasing history and the past and/or current job requirements of each past and/or existing customer and client; (iii) the volume of business and the nature of the business relationship between the Seller and its customers and clients; (iv) the business plans and strategy of the Seller, including customer or client assignments and rearrangements, sales and administrative staff expansions, marketing and sales plans and strategy, proposed adjustments in compensation of sales personnel, revenue, expense and profit projections, industry analyses, and any proposed or actual implemented technology changes; (v) information regarding the employees of the Seller, including their identities, skills, talents, knowledge, experience, and compensation; (vi) the financial results and business condition of the Seller; and (vii) computer programs and software developed by the Seller and tailored to its needs by its employees, independent contractors, consultants or vendors; (viii) information relating to the Seller's engineers, designers, contractors, or persons likely to become engineers, designers, or contractors; (ix) any past, present or future merchandise or supply sources; and (x) system designs, procedure manuals, automated data programs, reports and personnel procedures.

          (b) In light of the foregoing, and in connection with and in consideration for the Purchase Price to be received pursuant to the terms of this Agreement, the Seller and each Shareholder hereby agrees that for a period of two (2) years and one (1) day after the Closing Date (such time period to be referred to hereafter as the "Post-Closing Period"), the Seller and each Shareholder will not use, publish, disclose or divulge, directly or indirectly, at any time, any of the Seller Proprietary Information for his or its own benefit or for the benefit of any person, entity, or corporation other than the Purchaser, to any person who is not a current employee of the Purchaser, without the express, written consent of Edge.

          (c) To the extent that any the Shareholder has obligations similar to those outlined in this Section 8.9 in any other agreement with Edge and/or with the Purchaser, including, without limitation, any employment agreement, then the terms of this Section 8.9 shall control the scope and duration of such obligations.

     8.10 Non-Competition.

          (a) In connection with and in consideration for the Purchase Price to be received pursuant to the terms of this Agreement, the Seller and each Shareholder hereby agrees that for the duration of the Post-Closing Period the Seller and each Shareholder will not, without the prior written consent of Edge, directly or indirectly, alone or for his or its own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity engage in any business or activity within any state in which either the Seller conducted business before the Closing or the Purchaser conducts business after the Closing if such business or activity relates to the Business or directly or indirectly competes with the Business, as now conducted or as may be conducted in the future (which, for proposed conduct, shall be based upon a reasonable determination by the Board of Directors of Edge considering factors such as material plans developed to pursue such proposed activities).

          (b) Notwithstanding anything in this Section 8.10 to the contrary, the Post-Closing Period shall be deemed to be terminated immediately in the event either (i) Edge commences a voluntary bankruptcy proceeding (or an involuntary bankruptcy proceeding that is not terminated within ninety (90) days of the date of filing); (ii) Edge defaults in the payment of the Purchase Price, when calculated following the end of the Measurement Period, which failure is not cured within seventy-five (75) days following the end of the Measurement Period; or (iii) Edge or the Purchaser fails to pay to any Shareholder (with respect to such Shareholder) any salary payments due under such Shareholder's Employment Letter following the Closing, which failure is not cured within thirty (30) days of the date of receipt of written notice of such failure.

     8.11 Non-Solicitation of Employees and Consultants; Non-
Solicitation of Clients.

          (a) In connection with and in consideration for the Purchase Price to be received pursuant to the terms of this Agreement, the Seller and each Shareholder hereby agrees that for the duration of the Post-Closing Period such the Seller and each Shareholder will not, without the prior written consent of Edge, recruit, hire, solicit, or attempt to recruit, hire or solicit, directly or by assisting others, any employees or consultants either (i) employed by or associated with the Seller prior to the Closing Date or
     (ii) employed by or associated with the Purchaser after the Closing Date and who were employed by, doing business with, or associated with the Purchaser within six (6) months of the time of the attempted recruiting, hiring or solicitation (the "Restricted Employees"), nor shall he or it contact or communicate with any Restricted Employees for the purpose of inducing such Restricted Employees to terminate their employment or association with the Seller.

          (b) In connection with and in consideration for the Purchase Price to be received pursuant to the terms of this Agreement, the Seller and each Shareholder hereby agrees that for the duration of the Post-Closing Period the Seller and each Shareholder will not, without the prior written consent of Edge, directly or indirectly, alone or for his or its own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity, contact, solicit, or seek to divert the business or patronage of any person, association, corporation, or other business organization or entity with whom or which either Edge, the Seller, and/or the Purchaser had a business relationship, including, without limitation a customer, client, supplier, or vendor relationship, within the period six (6) months before the Closing Date or will have during the Post-Closing Period.

          (c) To the extent that any Shareholder has obligations similar to those outlined in this Section 8.11 in any other agreement with Edge and/or the Purchaser (including, without limitation, any employment agreement) then the terms of this
     8.10 shall control the scope and duration of such obligations.

     8.12 Business Combinations of Purchaser. The Purchaser covenants that for a period of twelve months after the Closing Date it will not effect a transaction whereby the result would be a sale of all or substantially all of the stock or assets of the Purchaser without obtaining the prior written approval of the Seller.


9.   GENERAL PROVISIONS AND OTHER AGREEMENTS

     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if and when delivered personally or transmitted by telex, facsimile (receipt confirmed) or telegram, mailed by registered or certified mail (return receipt requested) or sent by a recognized next business day courier to the following persons at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to the Purchaser:

               UDT Consulting, Inc.
               6611 Hillcrest Avenue, #223
               Dallas, Texas 75205
               Attention: Graham C. Beachum II
               Facsimile:  214-720-1612
          with a copy (which shall not constitute notice to the Purchaser) to:

               Arter & Hadden LLP
               1717 Main Street, Suite 4100
               Dallas, Texas  75201
               Attention:  Victor B. Zanetti, Esq.
               Facsimile:  (214) 741-7139

          If to the Seller or the Shareholders:

          C/o Brian Dewhirst
          3814 Antioch Circle
          Carrollton, Texas 75007



          with a copy (which shall not constitute notice to the Seller or the Shareholders) to:

               Holman Robertson Eldridge
               5949 Sherry Lane, Suite 1700
               Dallas, Texas 75225
               Attention: Robert A. Solomon, Esq.
               Facsimile:  (214) 691-2109

     9.2 Fees and Expenses. The Seller and the Shareholders shall pay all of their respective fees, costs and expenses (including those of accountants, appraisers and attorneys) incurred in connection with or related to the preparation, negotiation, execution, delivery, satisfaction, compliance and consummation of this Agreement and the Transactions contemplated hereby and the closing conditions hereunder, as well as the fees of Grant Thornton associated with the audit of the Seller. The Purchaser and Edge shall pay all of their respective similar fees, costs and expenses.

     9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof," "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires. This Agreement and the Operative Documents have been drafted by all of the parties to this Agreement and should not be construed against any of the parties hereto.

     9.4 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Purchaser, the Seller and the Shareholders and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Person to any party to this Agreement, nor shall any provisions give any third Person any right or subrogation against any party to this Agreement.

     9.5 Governing Law; Venue. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Texas without reference to the conflict of law provisions of the State of Texas. Venue for any action shall lie solely in Dallas County, Texas.

     9.6 Incorporation by Reference. The Disclosure Schedule and any other Schedules and exhibits hereto shall be deemed incorporated by reference in this Agreement.

     9.7 Entire Agreement; Amendment; Waiver. This Agreement, the Disclosure Schedules and the Operative Documents constitute the entire Agreement between the Seller, the Shareholders, the Purchaser and Edge pertaining to the subject matter contained herein and therein and supersedes all prior agreements, representations, and all understandings of the parties. No supplement, modification or amendment of this Agreement or any such other instruments shall be binding unless expressed as such and executed in writing by the Purchaser, Edge, the Seller and the Shareholders. No waiver of any of the provisions of this Agreement or any such other instruments shall be deemed to be or shall constitute a waiver of any other provisions hereof or thereof, whether or not similar, nor shall any such waiver constitute a continuing waiver. No waiver shall be binding unless expressed as such in a document executed by the party making the waiver.

     9.8 Assignment; Binding Effect. This Agreement may not be assigned by operation of law or otherwise without consent. This Agreement shall be binding on and shall inure to the benefit of the successors, assigns, heirs and representatives of the parties hereto, but nothing contained in this paragraph shall be construed as a consent to any assignment of this Agreement by either the Purchaser, Edge, the Seller or the Shareholders unless otherwise set out herein. Notwithstanding the foregoing provisions of this Section 9.8, the Seller may assign, transfer and/or dispose all or any part of its rights under this Agreement to the Shareholders and/or his designee or assignee and/or pay any dividend and/or make any distribution to the Shareholders and/or his designee or assignee; provided, however, that in the event of and after any such assignment, transfer, disposition, dividend or distribution, the Seller, the Shareholders and any such designee or assignee shall remain jointly and severally liable for any and all Damages and for any and all obligations of the Seller set forth in this Agreement.

     9.9 Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection, is legally inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     9.10 Counterparts. This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.11 Other Terms; Cooperation. In the event that this Agreement either contemplates the negotiation of other terms or is silent on material terms, the Parties shall exercise good faith and diligence in reaching an agreement on these other terms; provided, however, that the foregoing shall not require the expansion of any liability or duty for the limitation or restriction of any right established by this Agreement. It is the intent of the Seller and the Shareholders to transfer to the Purchaser all of the Assets of the Seller, other than the items specifically excluded herein. In the event an Asset is inadvertently not placed on the appropriate Schedule, upon discovery, the Seller and/or the Shareholders shall effectuate the transfer of such Asset as soon as practicable and such inadvertent mistake shall not constitute a breach hereunder.



                    [signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                              SELLER:

                              UNIVERSAL DATA TECHNOLOGY, INC.


                              By:     /s/ BRIAN P. DEWHIRST
                                  ----------------------------
                                   Brian P. Dewhirst,
                                    President/CEO


                              SHAREHOLDERS:


                                /s/ BRIAN P. DEWHIRST
                              --------------------------------
                              Brian P. Dewhirst


                                /s/ MICHAEL J. TEACHWORTH
                              --------------------------------
                              Michael J. Teachworth


                               /s/ MARTIN WALKER
                              --------------------------------
                              Martin Walker


                              PURCHASER:

                              UDT CONSULTING, INC.


                              By: /s/ DAVID N. PILOTTE
                                 ----------------------------
                                   David N. Pilotte,
                                   Vice President and Secretary


                              EDGE:

                              EDGE TECHNOLOGY GROUP, INC.


                              By: /s/ DAVID N. PILOTTE
                                 ---------------------------
                                   David N. Pilotte
                                   Executive Vice President and
                                   Chief Financial Officer